SYDNEY | MELBOURNE | PERTH Scheme implementation deed

Gilbert + Tobin Contents Page 1 Defined terms and interpretation 1 2 Agreement to propose Scheme 1 3 Conditions precedent and pre-implementation steps 2 4 Scheme and Scheme Consideration 8 5 Implementation 12 6 Conduct of business and transitional matters 19 7 Board recommendation 27 8 Representations and warranties 29 9 Exclusivity 31 10 Target Break Fee 36 11 Bidder Break Fee 38 12 Termination 40 13 Releases 41 14 Guarantee and indemnity 43 15 Confidentiality and Public Announcement 45 16 Notices 46 17 General 47 Schedule 1 Dictionary 52 Schedule 2 Indicative Timetable 66 Schedule 3 Bidder Warranties 67 Schedule 4 Target Warranties 70 Schedule 5 Scheme of arrangement 74 Schedule 6 Deed Poll 75 Execution page 76

Gilbert + Tobin Scheme Implementation Deed page | 1 Date: Parties 1 Domain Holdings Australia Ltd (ACN 094 154 364) of Level 5, 100 Harris Street Pyrmont, NSW 2009, Australia (Target) 2 CoStar Group, Inc. of 1201 Wilson Boulevard, Arlington, VA 22209, USA (Bidder) 3 Andromeda Australia SubCo Pty Limited (ACN 684 354 265) of Suite 2, Level 25, 100 Miller Street, North Sydney NSW 2060, Australia (Bidder Sub) The parties agree: Background A The parties have agreed that Bidder Sub will acquire all of the Target Shares by way of a scheme of arrangement under Part 5.1 of the Corporations Act between Target and Target Shareholders. B The parties have agreed to propose and implement the Scheme on the terms and conditions set out in this deed. 1 Defined terms and interpretation 1.1 Definitions in the Dictionary A term or expression starting with a capital letter: (a) which is defined in the Dictionary in Schedule 1, has the meaning given to it in the Dictionary; (b) which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act. 1.2 Interpretation The interpretation clause in Schedule 1 sets out rules of interpretation for this deed. 2 Agreement to propose Scheme 2.1 Proposal of Scheme (a) Target will propose and implement the Scheme on and subject to the terms and conditions of this deed. (b) Bidder and Bidder Sub will assist Target in proposing and implementing the Scheme on and subject to the terms and conditions of this deed. 2.2 Timetable The parties acknowledge the Timetable is an indicative timetable and will consult with each other regularly in relation to: 9 May 2025

Gilbert + Tobin Scheme Implementation Deed page | 2 (a) performing their respective obligations within the framework established by the Timetable; and (b) any need to modify the Timetable. 3 Conditions precedent and pre-implementation steps 3.1 Conditions to Scheme Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme will not be binding, unless and until each of the following conditions precedent is satisfied or waived (to the extent and in the manner set out in this clause 3): (a) (FIRB) before 8.00am on the Second Court Date, either: (i) Bidder has received a written notice under FATA from the Treasurer (or his delegate) stating that, or to the effect that, the Commonwealth Government does not object to the acquisition of all the Scheme Shares by Bidder under the Transaction, either without condition or on terms that are acceptable to Bidder (acting reasonably); (ii) following notice of the proposed acquisition of all the Scheme Shares by Bidder under the Transaction having been given by Bidder to the Treasurer under FATA, the Treasurer ceases to be empowered to make any order under Division 2 of Part 3 of FATA, and the ten day period referred to in section 82(2)(a) of the FATA has ended or the period referred to in section 82(2)(b) of the FATA has ended (whichever is applicable); or (iii) an interim order is made under section 68 of the FATA in respect of the Transaction, the subsequent period for making an order or decision under Part 3 of the FATA elapses without the Treasurer making such an order or decision; (b) (Restraints) no law, statute, ordinance, regulation, rule, temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or Government Agency or other legal restraint or prohibition preventing or materially restricting the Scheme is in effect at 8.00am on the Second Court Date; (c) (Orders convening Scheme Meeting) the Court orders the convening of the Scheme Meeting under section 411(1) of the Corporations Act; (d) (Shareholder approval) the Scheme is approved by Target Shareholders (other than Excluded Shareholders) at the Scheme Meeting by the majorities required under section 411(4)(a)(ii) of the Corporations Act (except to the extent the Court orders otherwise under section 411(4)(a)(ii)(A) of the Corporations Act); (e) (Court approval) the Scheme is approved by the Court in accordance with section 411(4)(b) of the Corporations Act, either unconditionally or on conditions that are acceptable to each party (acting reasonably); (f) (No Prescribed Occurrence) no Prescribed Occurrence occurs between the date of this deed and 8.00am on the Second Court Date;

Gilbert + Tobin Scheme Implementation Deed page | 3 (g) (No Material Adverse Change) there is no Material Adverse Change between the date of this deed and 8.00am on the Second Court Date; (h) (Independent Expert's Report) the Independent Expert provides an Independent Expert's Report to Target, stating that in its opinion the Scheme is in the best interests of Target Shareholders, on or before the date on which the Scheme Booklet is registered with ASIC under the Corporations Act, and the Independent Expert does not change or publicly withdraw this conclusion prior to 8.00am on the Second Court Date; and (i) (Bidder funding) the Bidder Warranties contained in clauses (p), (q) and (r) of Schedule 3 are true and correct as if given at all times between the date of this deed and 8.00am on the Second Court Date. 3.2 FIRB condition (a) Each of Bidder, Bidder Sub and Target acknowledges and agrees that the Tax Conditions are reasonable and acceptable to it if they are included in any “no objections” notification contemplated by clause 3.1(a)(i) that is received in connection with the Transaction. (b) Without limiting clauses 3.5 and 3.6, the Bidder and Bidder Sub must, in relation to the regulatory approval contemplated in clause 3.1(a) (FIRB): (i) give the Target a reasonable opportunity to review and comment on any application for the approval and consider in good faith any reasonable comments received from the other as to the form and content of such application; (ii) promptly, and in any event no later than 3 Business Days following the date of this deed, apply for the approval and provide the Target with a copy of such application; (iii) take all the steps for which it is responsible as part of the process to obtain the approval; and (iv) respond, at the earliest reasonably practicable time, to all requests for information in respect of the approval. (c) Before providing any document or other information under this clause 3.2, Bidder and Bidder Sub may redact any part of that document which contains or is confidential, non-public information if Bidder or Bidder Sub reasonably believes that: (i) the information is commercially sensitive in nature; or (ii) the disclosure of the information of Bidder or Bidder Sub would be damaging to the commercial or legal interests of Bidder, Bidder Sub or any of their Related Bodies Corporate, (Sensitive Confidential Information), and may provide the document or disclose the information to Target with any Sensitive Confidential Information redacted, provided that, where Sensitive Confidential Information is so redacted, Bidder must provide:

Gilbert + Tobin Scheme Implementation Deed page | 4 (iii) Target with as much details about the relevant communication, submission or correspondence (and any other relevant circumstances) as is reasonably possible without disclosing Sensitive Confidential Information; and (iv) the Sensitive Confidential Information to Target’s solicitors on a counsel-to- counsel basis. (d) Without limiting clauses 3.5 and 3.6, Target must provide all assistance and information in relation to the Target Group and its business, operations and affairs which may be reasonably requested by Bidder in connection with the application for the Regulatory Approval contemplated in clause 3.1(a) (FIRB) provided that if the information is subject to confidentiality restrictions or is considered to be commercially sensitive, competitively sensitive or privileged information, then Target or its Representatives may provide that information directly to FIRB or to Bidder’s legal counsel on a counsel to counsel basis for on-forwarding to FIRB. 3.3 Benefit and waiver of conditions precedent (a) The Conditions in clauses 3.1(a) (FIRB), 3.1(c) (Orders convening Scheme Meeting) 3.1(d) (Shareholder approval) and 3.1(e) (Court approval) cannot be waived. (b) The Condition in clause 3.1(b) (Restraints) is for the benefit of both Bidder and Target and any breach or non-satisfaction may only be waived in accordance with applicable law and with the written agreement of both parties. (c) The Conditions in clauses 3.1(f) (No Prescribed Occurrence) and 3.1(g) (No Material Adverse Change) are for the sole benefit of Bidder and any breach or non- satisfaction may only be waived by Bidder (in its absolute discretion) in writing. (d) The Conditions in clauses 3.1(h) (Independent Expert’s Report) and 3.1(i) (Bidder Funding) are for the sole benefit of Target and any breach or non-satisfaction may only be waived by Target (in its absolute discretion) in writing. (e) A party entitled to waive the breach or non-satisfaction of a Condition pursuant to this clause 3.3 (either individually or jointly) may do so in its absolute discretion. (f) Any waiver of the breach or non-satisfaction of a Condition by a party who is entitled to do so pursuant to this clause 3.3 is only effective if such waiver is given on or prior to 8.00am on the Second Court Date. (g) If a party waives the breach or non-satisfaction of any Condition, that waiver will not preclude it from suing the other party for any breach of this deed including a breach that resulted in the non-satisfaction of the Condition that was waived. (h) Waiver of a breach or non-fulfilment in respect of one Condition does not constitute: (i) a waiver of breach or non-fulfilment of any other Condition resulting from the same event; or (ii) a waiver of breach or non-fulfilment of that Condition arising from any other event.

Gilbert + Tobin Scheme Implementation Deed page | 5 3.4 Best endeavours (a) Bidder and Bidder Sub must, to the extent it is within its power to do so, use its best endeavours to satisfy, or procure the satisfaction of, the Conditions in clauses 3.1(a) (FIRB) and 3.1(i) (Bidder Funding) as soon as reasonably practicable after the date of this deed and that they remain satisfied. (b) Target must, to the extent it is within its power to do so, use its best endeavours to satisfy, or procure the satisfaction of, the Conditions in clauses 3.1(f) (No Prescribed Occurrence), 3.1(g) (No Material Adverse Change) and 3.1(h) (Independent Expert’s Report) as soon as reasonably practicable after the date of this deed and that they remain satisfied. (c) Each party must, to the extent it is within its power to do so, use their respective reasonable endeavours to ensure or procure that: (i) each of the Conditions in clauses 3.1(c) (Orders convening Scheme Meeting), 3.1(d) (Shareholder approval) and 3.1(e) (Court approval) is satisfied in accordance with the Timetable and that they remain satisfied; (ii) the Condition in clause 3.1(b) (Restraints) is not triggered; and (iii) there is no occurrence within their control that prevents, or would be reasonably likely to prevent, the satisfaction of any Condition (except to the extent such action is required to be taken or procured pursuant to, or is otherwise permitted by, this deed or the Scheme, or is required by law). (d) No party will take any action that will or is likely to hinder or prevent the satisfaction of a Condition, except to the extent that such action is required to be done or procured pursuant to, or is otherwise permitted by, this deed or the Scheme, or is required by law. (e) Target will not be in breach of its obligations under clause 3.4(b) or clause 3.4(c) to the extent that it takes an action or omits to take an action: (i) as required or expressly permitted to be done or expressly permitted not to be done, by this deed; (ii) in connection with an actual, proposed or potential Competing Proposal as permitted by clause 9.7; (iii) which has been consented to in writing by Bidder (such consent not to be unreasonably withheld, conditioned or delayed). (f) Neither Bidder nor Bidder Sub will be in breach of its obligations under clauses 3.4(a) or 3.4(c) to the extent that it takes an action or omits to take an action: (i) as required or expressly permitted to be done or expressly permitted not to be done, by this deed; or (ii) which has been consented to in writing by Target (such consent not to be unreasonably withheld, conditioned or delayed). (g) In respect of the Condition in clause 3.1(b) (Restraints): (i) Bidder and Target must each use their reasonable endeavours to challenge or otherwise seek to release or overturn the applicable law, rule, regulation,

Gilbert + Tobin Scheme Implementation Deed page | 6 restraining order, preliminary or permanent injunction or other preliminary or final decision, order or decree prior to 8.00am on the Second Court Date; and (ii) if any restraint contemplated in the Condition in clause 3.1(b) (Restraints) is in effect at 5.00pm on the Business Day prior to the Second Court Date, Bidder and Target shall consult with each other (each acting reasonably and in good faith) to consider delaying the Second Court Date and, if applicable, extend the End Date in order to facilitate the satisfaction of the Condition in clause 3.1(b) (Restraints). (h) In respect of the Conditions in clauses 3.1(f) (No Prescribed Occurrence) and 3.1(g) (No Material Adverse Change) if: (i) a Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date, the Condition in clause 3.1(f) (No Prescribed Occurrence) will not be taken to have been breached or not satisfied; or (ii) a Material Adverse Change occurs between (and including) the date of this deed and 8.00am on the Second Court Date, the Condition in 3.1(g) (No Material Adverse Change) will not be taken to have been breached or not satisfied, unless: (iii) only if the Bidder is actually aware of a Prescribed Occurrence or Material Adverse Change prior to 5.00pm on the Business Day before the Second Court Date, Bidder has given Target notice under clause 3.5 in respect of such Prescribed Occurrence or Material Adverse Change (as applicable) and such notice also sets out all relevant circumstances of the breach to the extent Bidder is actually aware of such circumstances; and (iv) Target has failed to remedy the occurrence or the effects of the occurrence of a Prescribed Occurrence or Material Adverse Change before the earlier of: (A) 5.00pm on the Business Day before the Second Court Date; and (B) 5 Business Days after the date on which such notice is given. For the avoidance of doubt, in the case of the Condition in 3.1(g) (No Material Adverse Change), if Target remedies the occurrence or the effects of the occurrence of a Material Adverse Change to an extent that the relevant Specified Event or Specified Events would no longer constitute or have the effect of a Material Adverse Change, the Condition 3.1(g) (No Material Adverse Change) will be deemed to not have been triggered. 3.5 Notifications Each of Bidder and Target must: (a) keep the other promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions; (b) promptly notify the other in writing if it becomes aware that any Condition has been satisfied; and

Gilbert + Tobin Scheme Implementation Deed page | 7 (c) promptly notify the other in writing if it becomes aware that any Condition is, is reasonably likely to or has become incapable of being satisfied (having regard to the respective obligations of each party under clause 3.4). 3.6 Certificate (a) At the hearing on the Second Court Date, each party will provide a certificate (or such other evidence as the Court may request) to the Court confirming (in respect of matters within its knowledge) whether or not, as at 8.00am on the Second Court Date the Conditions (other than the Condition set out in clause 3.1(e) (Court approval)), have been satisfied or waived in accordance with the terms of this deed. (b) Each party must provide to the other party a draft of the certificate to be provided by it pursuant to clause 3.6(a) by 5.00pm on the day that is two Business Days prior to the Second Court Date, and must provide to the other party on the Second Court Date a copy of the final certificate or other evidence provided to the Court. 3.7 Scheme voted down because of Headcount Test If: (a) the Scheme is not approved by Target Shareholders at the Scheme Meeting by reason only of the non-satisfaction of the Headcount Test; and (b) Target or Bidder considers, acting reasonably, that Share Splitting or some abusive or improper conduct may have caused or contributed to the Headcount Test not having been satisfied and provides written notice to this effect to the other party within 5 Business Days after the date of the conclusion of the Scheme Meeting, then Target must: (c) apply for an order of the Court contemplated by section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test and seek Court approval of the Scheme under section 411(4)(b) of the Corporations Act, notwithstanding that the Headcount Test has not been satisfied; and (d) make such submissions to the Court and file such evidence as counsel engaged by Target to represent it in Court proceedings related to the Scheme, in consultation with Bidder, considers is reasonably required to seek to persuade the Court to exercise its discretion under section 411(4)(a)(ii)(A) of the Corporations Act by making an order to disregard the Headcount Test. 3.8 Conditions not capable of being satisfied (a) If a Condition is not satisfied, or becomes incapable of being satisfied, before the End Date, then unless the relevant Condition (where capable of waiver) is waived: (i) subject to clause 3.8(b), either Bidder or Target may give the other party written notice (Consultation Notice) within 5 Business Days after the relevant notice of that fact being given under clause 3.5(c); (ii) upon delivery of the Consultation Notice, the parties must consult in good faith with a view to determining whether they can reach agreement with respect to:

Gilbert + Tobin Scheme Implementation Deed page | 8 (A) the terms (if any) on which the party with the benefit of the relevant Condition will waive that Condition; (B) an extension of the time for satisfaction of the relevant Condition or an extension of the End Date (as the case may be); (C) a change to the date of the application to be made to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by the parties; or (D) the Transaction proceeding by way of alternative means or methods; and (iii) if the parties are unable to reach such agreement within 5 Business Days after a Consultation Notice is given, or if a Consultation Notice is not given within the timeframe specified in clause 3.8(a)(i) then, subject to clause 3.8(b), either party may terminate this deed by notice to the other without any liability to any party by reason of that termination alone. (b) A party will not be entitled to give a Consultation Notice or terminate this deed pursuant to clause 3.8(a)(iii) if: (i) the relevant Condition has not been satisfied as a result of: (A) a breach of this deed by that party; or (B) a deliberate act or omission of that party which directly and materially contributed to that Condition not being satisfied; or (ii) the relevant Condition is stated in clause 3.3 as being for the benefit of the other party or both parties. 3.9 Interpretation For the purposes of this clause 3, a Condition will be incapable of satisfaction, or incapable of being satisfied if there is an act, failure to act or occurrence that will prevent the Condition being satisfied by the End Date (and the breach or non-satisfaction that would otherwise have occurred has not already been waived in accordance with this deed). 4 Scheme and Scheme Consideration 4.1 Scheme The parties acknowledge and agree that, subject to the Scheme becoming Effective, on the Implementation Date the general effect of the Scheme will be that: (a) all of the Scheme Shares will be transferred to Bidder Sub; and (b) the Scheme Shareholders will be entitled to receive, for each Scheme Share held at the Scheme Record Date, the Scheme Consideration.

Gilbert + Tobin Scheme Implementation Deed page | 9 4.2 Scheme Consideration (a) The Scheme Consideration, in respect of a Scheme Shareholder, means, subject to clause 4.4(c), $4.43 per Scheme Share held by that Scheme Shareholder. (b) Bidder and Bidder Sub undertake and warrant to Target (in its own right and separately as trustee for each Scheme Shareholder) that, if the Scheme becomes Effective, in consideration for the transfer to Bidder Sub of the Scheme Shares held by each Scheme Shareholder under the terms of the Scheme, Bidder Sub will: (i) accept that transfer on the Implementation Date; and (ii) pay, or procure the payment into a trust account operated by the Target as trustee for the Scheme Shareholders of an amount in cleared funds equal to the aggregate amount of the Scheme Consideration for each Scheme Share, by no later than two Business Days before the Implementation Date, in each case in accordance with the terms of the Scheme and the Deed Poll. (c) Subject to the Scheme becoming Effective and Bidder and Bidder Sub complying with its obligations under clause 4.2(b), at 10.00am on the Implementation Date, the transactions which form part of the Scheme will be implemented in the following sequence: (i) all existing Target Shares at the Scheme Record Date (other than those held by an Excluded Shareholder) will be transferred to Bidder Sub; and (ii) in exchange, each Scheme Shareholder will receive the Scheme Consideration for each Scheme Share held by that Scheme Shareholder as at the Scheme Record Date, which Target will procure is paid to each Scheme Shareholder from the trust account referred to in clause 4.2(b)(ii). 4.3 Target Equity Incentives (a) Target will: (i) prior to 8.00am on the Second Court Date take such action as is necessary to ensure that, by no later than the Scheme Record Date, all Target Equity Incentives will be dealt with in the manner agreed between the Target and Bidder in writing (Equity Incentive Arrangements); (ii) ensure that, by no later than the date of the Scheme Meeting, the Target Board has passed the necessary resolutions, and the relevant persons have entered into such documents as are contemplated by the Equity Incentive Arrangements; and (iii) ensure that, by no later than the Business Day prior to the Scheme Record Date, all applicable restrictions have been removed from Restricted Shares, such that the Restricted Shares are able to participate in the Scheme, no Target Equity Incentives are in existence and all rights attached to the Target Equity Incentives have been extinguished on the Business Day before the Scheme Record Date. (b) Target must keep Bidder informed in respect of, and consult with Bidder in good faith in relation to, the Equity Incentive Arrangements and removal of restrictions from the Restricted Shares, including:

Gilbert + Tobin Scheme Implementation Deed page | 10 (i) providing Bidder with drafts of any documents which are proposed to be entered into in connection with the Equity Incentive Arrangements or Restricted Shares with reasonable notice; (ii) considering and taking all timely and reasonable comments made by Bidder into account in good faith on any such documents; (iii) promptly providing Bidder with copies of any documents which are executed in connection with the Equity Incentive Arrangements or Restricted Shares; and (iv) providing such updates in relation to the Equity Incentive Arrangements and Restricted Shares as Bidder may reasonably request. (c) For the avoidance of doubt, the parties agree that the exercise of any discretion by the Target Board, or any other action, which is in accordance with this clause 4.3 will not be a Material Adverse Change or a Prescribed Occurrence or a breach of any provision of this deed, or give rise to any right to terminate this deed, and will be disregarded when assessing the operation of any other part of this deed. 4.4 Permitted Dividend (a) Bidder acknowledges and agrees that Target may (in its discretion), at any time prior to the Implementation Date, announce, determine and pay, conditional on the Scheme becoming Effective, a Permitted Special Dividend, and that if Target determines and pays a Permitted Special Dividend, the Permitted Special Dividend: (i) must be paid in cash; (ii) must be paid no later than one Business Day before the Implementation Date; (iii) must not be in breach of the 'Benchmark Franking Rule' of section 203-25 of the Tax Act; (iv) may be franked to the maximum extent possible, subject to the franking account of Target not being in deficit at any time after the payment of the Permitted Special Dividend, taking into account any reasonably expected tax refund in respect of any tax payments or instalments made for the period up to the Implementation Date; (v) must not cause Target to incur any franking deficit tax; (vi) must have a record date at least two Business Days before the Scheme Record Date; and (vii) must comply with the Corporations Act. (b) Bidder acknowledges and agrees that, in order to ensure sufficient profits or distributable reserves in Target to pay the Permitted Special Dividend, one or more Subsidiaries of Target may settle intercompany balances or enter into other intercompany transactions or pay a dividend out of its profits, retained earnings or distributable reserves (or a combination of all or some of them) to another Subsidiary of Target, provided that such dividend does not result in any deficit in the franking account of any Subsidiary and is otherwise in accordance with the Corporations Act.

Gilbert + Tobin Scheme Implementation Deed page | 11 (c) The Scheme Consideration per Scheme Share will be reduced by the cash amount of any Permitted Special Dividend per Target Share to which Target Shareholders become entitled on or before the Implementation Date, but, for the avoidance of doubt, will not be reduced by the value attributed to any franking credits attached to any such dividends. (d) Bidder acknowledges and agrees that Target may choose to seek a class ruling from the Australian Taxation Office confirming that the Permitted Special Dividend can be partially or fully franked, provided that the seeking and/or receipt of such a class ruling does not result in any delay to the implementation of the Scheme in accordance with the Timetable unless Bidder has given its prior written consent to such delay (such consent not to be unreasonably withheld, conditioned or delayed). Bidder must provide Target with such assistance and information as may reasonably be requested by Target for the purposes of obtaining such ruling. Target must: (i) provide Bidder with a draft of the class ruling and any ruling request within a reasonable time before submission to the Australian Taxation Office for the purpose of enabling Bidder to provide comments on the requests; and (ii) consider in good faith, for the purpose of amending the drafting ruling requests, any reasonable comments from Bidder on the draft ruling requests, which Bidder must provide on a timely basis. (e) Target must provide a copy of the Target’s franking account to Bidder on the following dates: (i) a reasonable period before the scheduled meeting of the Target Board to consider a resolution to declare or pay a Permitted Special Dividend; and (ii) 5 Business Days prior to the Implementation Date. (f) If a franking credit would arise in Target’s franking account as a result of a payment to a Government Agency to be made in the period from immediately after execution of this document until the Implementation Date in respect of: (i) an instalment where a variation has been made to the amount that would otherwise be required to be paid to the Government Agency to increase the amount of the instalment to be paid; or (ii) a lodgement of a tax return with the Government Agency, in each case to the extent such payment is to ensure any Permitted Special Dividend is fully franked, then Target must provide a draft calculation of the variation or draft tax return to Bidder no later than 5 Business Days prior to making the payment to the Government Agency with both parties undertaking the following steps: (iii) Bidder may provide any comments on such draft calculation or return no later than 3 Business Days after receiving the information; (iv) Target will consider any reasonable comments by Bidder before payment of the instalment or lodgement of the tax return; and (v) Target will lodge any tax return or statement to the Government Agency in a manner consistent with the calculation of the final tax payment.

Gilbert + Tobin Scheme Implementation Deed page | 12 (g) Target undertakes that no amount of any Permitted Special Dividend will be directly or indirectly funded before the Implementation Date from the issue of equity interests (as defined in section 995-1 of the Tax Act) by any Target Group Member (as applicable), where such equity interests are issued before the implementation of the Scheme. (h) Bidder must provide Target with such assistance and information as may be reasonably requested by Target for the purposes of obtaining a ruling under clause 4.4(d), with such assistance and information including that no equity interests (as that term is defined in section 995-1 of the Tax Act) will be issued by the Bidder in a manner that would cause the Australian Taxation Office to rule that the Permitted Special Dividend is not a partially or fully franked dividend. For the avoidance of doubt, this will include how the Bidder Group intends to effect the repayment of any portion of a debt facility that has been drawn by Target prior to the Implementation Date to pay part or all of any Permitted Special Dividend. 4.5 No amendment to Scheme without consent Target may not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Bidder, such consent not to be unreasonably withheld, delayed or conditioned. 5 Implementation 5.1 Target's obligations Target must take all steps reasonably necessary to implement the Scheme as soon as reasonably practicable, including taking each of the following steps: (a) (Timetable) use reasonable endeavours to ensure that each step in the Timetable is met by the relevant date set out beside that step (subject to the assumptions and limitations set out in the Timetable); (b) (Target Information) prepare the Target Information in compliance with all applicable laws (in particular with the Corporations Act, RG 60 and the Listing Rules); (c) (drafts of Target Information) make available to Bidder drafts of the Target Information, consult with Bidder in relation to the content of those drafts, and consider in good faith, for the purpose of amending those drafts, comments from Bidder on those drafts; (d) (commission Independent Expert’s Report) promptly appoint an Independent Expert to provide the Independent Expert’s Report, and provide any assistance and information reasonably requested by the Independent Expert to enable it to prepare the Independent Expert’s Report; (e) (consult with Bidder) consult with Bidder as to the content and presentation of the Scheme Booklet including: (i) providing Bidder with drafts of the Scheme Booklet and the Independent Expert's Report (excluding the valuation section) in a timely manner and within a reasonable time before the advanced draft of the Scheme Booklet for review by ASIC is finalised for the purpose of enabling Bidder to review

Gilbert + Tobin Scheme Implementation Deed page | 13 and comment on those draft documents, provided that any review of the Independent Expert's Report is to be limited to a factual accuracy review; (ii) considering and taking all timely and reasonable comments made by Bidder into account in good faith when producing a revised draft of the Scheme Booklet and, in the case of the Independent Expert's Report, promptly providing those timely and reasonable comments to the Independent Expert in writing; and (iii) providing to Bidder a revised draft of the Scheme Booklet within a reasonable time before the draft of the Scheme Booklet which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act is finalised to enable Bidder to review and comment on that draft before the date of its submission; (f) (approval of Bidder Information) seek approval from Bidder for the form and context in which the Bidder Information appears in the Scheme Booklet, which approval Bidder must not unreasonably withhold or delay, and Target must not lodge the Scheme Booklet with ASIC until such approval is obtained from (or unreasonably withheld or delayed by) Bidder; (g) (liaison with ASIC): (i) provide an advanced draft of the Scheme Booklet to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act; and (ii) liaise with ASIC during the period of its consideration of that draft of the Scheme Booklet and keep Bidder reasonably informed of any matters raised by ASIC in relation to the Scheme Booklet and use reasonable endeavours, in consultation with Bidder, to resolve any such matters; (h) (ASIC and ASX review of Scheme Booklet): keep the Bidder informed of any material matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration any reasonable comments made by Bidder in relation to the matters raised by ASIC or ASX (provided that, where such matters relate to Bidder Information, Target must not take any steps to address them without Bidder prior written consent, which must not be unreasonably withheld or delayed); (i) (approval of Scheme Booklet) as soon as reasonably practicable after the conclusion of the review by ASIC of the Scheme Booklet, procure that a meeting of the Target Board, or of a committee of the Target Board appointed for the purpose, is held to consider approving the Scheme Booklet for dispatch to the Target Shareholders, subject to orders of the Court under section 411(1) of the Corporations Act; (j) (seek ASIC intent) apply to ASIC for a letter indicating whether ASIC proposes to make submissions to the Court, or intervene to oppose the Scheme, on the First Court Date; (k) (first Court hearing) lodge all documents with the Court and take all other reasonable steps to ensure that promptly after, and provided that the approval in clause 5.1(h) has been received, an application is heard by the Court for an order under section 411(1) of the Corporations Act directing Target to convene the Scheme Meeting;

Gilbert + Tobin Scheme Implementation Deed page | 14 (l) (registration of Scheme Booklet) if the Court directs Target to convene the Scheme Meeting, as soon as possible after such orders are made, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act; (m) (updating Target Information) until the date of the Scheme Meeting, promptly update the Target Information with any information that arises after the Scheme Booklet has been dispatched that is necessary to ensure that the Target Information does not contain any material statement that is false or misleading in a material respect (including because of any material omission from that statement) or information which should have (in accordance with applicable laws) been but was not included in the Target Information in the Scheme Booklet (including if known at the time), including material information relevant to Target Shareholders’ decision whether to approve the Scheme or that is otherwise required to be disclosed to Target Shareholders under any applicable law; (n) (convening Scheme Meeting) take all reasonable steps necessary to comply with the orders of the Court including, as required, dispatching the Scheme Booklet to the Target Shareholders and convening and holding the Scheme Meeting, provided that if this deed is terminated under clause 12 Target will take all steps reasonably required to ensure the Scheme Meeting is not held; (o) (section 411(17)(b) statements) apply to ASIC for the production of statements in writing pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme; (p) (Court approval application) if the resolution submitted to the Scheme Meeting is passed by the majorities required under section 411(4)(a)(ii) of the Corporations Act (or, where clause 3.7 applies, the majority required under section 411(4)(a)(ii)(B) of the Corporations Act), subject to all other Conditions being satisfied or waived in accordance with this deed (other than the Condition in clause 3.1(e) (Court approval)), apply (and, to the extent necessary, re-apply) to the Court for orders approving the Scheme; (q) (promote the Transaction): participate in efforts reasonably requested by Bidder to promote the merits of the Transaction and encourage Scheme Shareholders to vote on the Scheme in accordance with the recommendation of the Target Board, subject to applicable law and ASIC policy; (r) (proxy solicitation) if requested by Bidder (and to the extent not already done so prior to the date of this deed), retain a proxy solicitation services firm (at the expense of Bidder should the Scheme not become Effective) to assist Target with the solicitation of votes at the Scheme Meeting and provide Bidder with copies of or access to information regarding the Scheme Meeting generated by that firm as reasonably requested by Bidder, including promptly advising Bidder at all times that Bidder reasonably requests, of the aggregate tally of votes received by Target in respect of the Scheme; (s) (registry details) provide Bidder with: (i) up-to-date copies of the Target Share Register as reasonably requested by Bidder; (ii) a copy of the register of information that is required to be maintained by Target in accordance with section 672DA of the Corporations Act, each time an updated copy of such register is received by Target and, in any event, on a monthly basis; and

Gilbert + Tobin Scheme Implementation Deed page | 15 (iii) all reasonably necessary information, and procure that the Target Registry provides all reasonably necessary information, that Bidder reasonably requires in relation to the Target Share Register to understand the legal and beneficial ownership of Target Shares (including, at the reasonable request of Bidder if it suspects there is any unusual holding or activity, through the issuance of directions under section 672A of the Corporations Act); (t) (proxy reports) keep Bidder informed of the status of proxy forms received before the Scheme Meeting, including over the period commencing 10 Business Days before the Scheme Meeting and ending on the deadline for receipt of proxy appointments; (u) (implementation of Scheme) if the Scheme is approved by the Court: (i) (lodge copy of Court order) subject to the Listing Rules, promptly lodge with ASIC an office copy of the orders approving the Scheme in accordance with section 411(10) of the Corporations Act; (ii) (Scheme Consideration) determine entitlements to the Scheme Consideration as at the Scheme Record Date in accordance with the Scheme; (iii) (transfer and registration) execute proper instruments of transfer and effect and register the transfer of the Scheme Shares to Bidder Sub on the Implementation Date; and (iv) (further acts) do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme; (v) (suspension of trading) if the Scheme becomes Effective, apply to ASX to suspend trading in Target Shares with effect from the close of trading on the Effective Date; (w) (removal from quotation) if the Scheme becomes Effective, apply to ASX to have Target removed from the official list of ASX, and quotation of Target Shares on the ASX terminated, with effect on and from the close of trading on the Trading Day immediately following the Implementation Date (unless otherwise directed by Bidder in writing); (x) (Bidder Information) without the prior written consent of Bidder (not to be unreasonably withheld, conditioned or delayed), not use the Bidder Information for any purposes other than those expressly contemplated by this deed or the Scheme; (y) (documents) consult with Bidder in relation to the content of the documents required for the purpose of the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders); and (z) (compliance with laws) do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations. 5.2 Bidder's obligations Bidder and Bidder Sub must take all steps reasonably necessary to assist Target to implement the Scheme as soon as reasonably practicable after the date of this deed, including taking each of the following steps:

Gilbert + Tobin Scheme Implementation Deed page | 16 (a) (Timetable) use reasonable endeavours to ensure that each step in the Timetable is met by the relevant date set out beside that step (subject to the assumptions and limitations set out in the Timetable); (b) (Bidder Information) prepare and provide to Target the Bidder Information for inclusion in the Scheme Booklet, including all information regarding Bidder, Bidder Sub and Bidder’s intentions with respect to the assets, business and employees of Target if the Scheme is approved and implemented, to the extent required by and in compliance with all applicable laws (in particular under the Corporations Act, RG 60, Takeovers Panel guidance notes and the Listing Rules) and consult with Target as to the content and presentation of the Bidder Information in the Scheme Booklet and (in good faith) take into account any comments on drafts of the Bidder Information provided by or on behalf of Target; (c) (Regulatory notifications) in relation to the Regulatory Approval required to be applied for by Bidder or Bidder Sub lodge with any Government Agency within the relevant time periods all documentation and filings required by law to be so lodged by Bidder in relation to the Transaction; (d) (confirmation of Bidder Information) promptly after Target requests that it does so, confirm in writing to Target that: (i) it consents to the inclusion of the Bidder Information in the Scheme Booklet, in the form and context in which the Bidder Information appears; and (ii) the Bidder Information in the Scheme Booklet is not misleading or deceptive in any material respect (whether by omission or otherwise), and the inclusion of such Bidder Information, in that form and context, has been approved by the Bidder and Bidder Sub; (e) (update Bidder Information) promptly advise Target in writing if it becomes aware: (i) of information which should have been but was not included in the Bidder Information in the Scheme Booklet (including if known at the time), and promptly provide Target with the omitted information; or (ii) that the Bidder Information in the Scheme Booklet is misleading or deceptive in any material respect (whether by omission or otherwise), and promptly provide Target with any information required to correct the misleading or deceptive statements; (f) (Independent Expert) promptly provide all assistance and information reasonably requested by the Independent Expert to enable it to prepare the Independent Expert's Report for inclusion in the Scheme Booklet (including any updates to such report); (g) (assistance with Scheme Booklet and Court documents) promptly provide any assistance or information reasonably requested by Target or its Advisers in connection with the preparation of the Scheme Booklet (including any supplementary disclosure to Target Shareholders) and any documents required to be filed with the Court in respect of the Scheme; (h) (Deed Poll) before 5:00pm on the Business Day before the First Court Date, enter into the Deed Poll and deliver it to Target;

Gilbert + Tobin Scheme Implementation Deed page | 17 (i) (Court representation) procure that Bidder and Bidder Sub are represented by counsel at the Court hearings convened in relation to the Scheme, at which, through its counsel or solicitors, Bidder and Bidder Sub will undertake (if requested by the Court) to do all such things and take all such steps within its power as may be reasonably necessary in order to ensure the fulfilment of its obligations under this deed and the Scheme; (j) (compliance with laws) do everything reasonably within its power to ensure that all transactions contemplated by this deed are effected in accordance with all applicable laws and regulations; (k) (Scheme Consideration) if the Scheme becomes Effective, provide, or procure provision of, the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme and the Deed Poll; (l) (Implementation) if the Scheme becomes Effective, do all things contemplated of it under the Scheme in accordance with the Deed Poll; and (m) (promotion of Transaction) participate in efforts reasonably requested by Target to promote the merits of the Transaction, subject to applicable law and ASIC policy. 5.3 Existing debt facilities (a) At the reasonable request of Bidder, between the date of this deed and the Implementation Date, Target must use reasonable endeavours to: (i) facilitate discussion between Target, Bidder and Target Group’s existing financiers for the purposes of: (A) Target notifying and discussing management of the repayment, and in the case of transactional banking, documentary credits or derivative transactions, at the request of the Bidder, continuation on or after the Implementation Date; and (B) the efficient termination (or continuation as the case may be) of the Existing Debt Facility (or any one or more of the facilities comprising the Existing Debt Facility) immediately after implementation has occurred on the Implementation Date (including as to the release of any existing guarantees or security held by counterparties over the Target Group Members); (ii) provide Bidder with assistance reasonably requested by Bidder in connection with the repayment of the Existing Debt Facility on or after the Implementation Date as may be required in connection with implementing the Transaction, including by (on or after the Effective Date), to the extent reasonably requested by the Bidder, issuing prepayment, cancellation and other notices or consent requests in relation to the Existing Debt Facility and the close out of any hedging positions and putting in place arrangements for the replacement or cash collateralisation of outstanding documentary credits. (b) Nothing in this clause 5.3 requires Target to take any action that would: (i) breach any existing contractual obligations or law; (ii) result in the loss of legal privilege;

Gilbert + Tobin Scheme Implementation Deed page | 18 (iii) adversely affect its Existing Debt Facility arrangements prior to the Implementation Date; or (iv) require any Target Group Member to actually effect repayment of the Existing Debt Facility prior to the Implementation Date; (v) impose liability or risk on any Target Indemnified Party; and (c) Bidder must indemnify and hold harmless each Target Indemnified Party (on the Target’s own behalf and separately as trustee for each of the other Target Indemnified Parties) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with actions taken or cooperation provided under this clause 5.3, except where a Target Indemnified Party has engaged in fraud or wilful misconduct. 5.4 Conduct of Court proceedings (a) Bidder and Bidder Sub are entitled to separate representation at all Court proceedings affecting the Transaction. (b) Nothing in this deed gives Target, Bidder or Bidder Sub any right or power to give undertakings to the Court for or on behalf of the other party without that other party’s written consent. 5.5 Appeal process If the Court refuses to make any orders directing Target to convene the Scheme Meeting or approving the Scheme: (a) Target and Bidder must consult with each other in good faith as to whether to appeal the Court’s decision; and (b) Target must appeal the Court’s decision unless the parties agree otherwise or an independent senior counsel opines that, in their view, an appeal would have no reasonable prospect of success before the End Date. 5.6 New information Each of Target and Bidder must provide to the other all such further or new information of which it becomes aware that arises after the Scheme Booklet has been dispatched to Target Shareholders until the date of the Scheme Meeting where this is or may be necessary to ensure that the Scheme Booklet continues to comply with the Corporations Act, RG 60 and the Listing Rules. 5.7 Verification (a) Target must undertake reasonable verification processes in relation to the information included in the Scheme Booklet (other than the Bidder Information and the Independent Expert’s Report) so as to ensure that such information is not misleading or deceptive in any material respect (whether by omission or otherwise). (b) Bidder must undertake reasonable verification processes in relation to the Bidder Information so as to ensure that such information is not misleading or deceptive in any material respect (whether by omission or otherwise).

Gilbert + Tobin Scheme Implementation Deed page | 19 5.8 Responsibility statements The Scheme Booklet will include a responsibility statement to the effect that: (a) Bidder will be responsible for the Bidder Information contained in the Scheme Booklet and, to the maximum extent permitted by law, Target will not be responsible for any Bidder Information and will disclaim any responsibility or liability for Bidder Information appearing in the Scheme Booklet; (b) Target will be responsible for the Scheme Booklet (other than the Bidder Information, the Independent Expert’s Report and any other report or letter issued to Target by a third party) and, to the maximum extent permitted by law, Bidder will not be responsible for any information appearing in the Scheme Booklet other than the Bidder Information and will disclaim any responsibility or liability for any information appearing in the Scheme Booklet other than the Bidder Information; and (c) the Independent Expert is responsible for the Independent Expert’s Report, and none of Target, Bidder, Bidder Sub or their respective directors or officers assumes any responsibility for the accuracy or completeness of the Independent Expert’s Report. 5.9 Disagreement on content If Bidder and Target disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet. If complete agreement is not reached after reasonable consultation, then: (a) if the disagreement relates to the form or content of any information appearing in the Scheme Booklet other than the Bidder Information, the Target Board will, acting in good faith, decide the final form or content of the disputed part of the Scheme Booklet; and (b) if the disagreement relates to the form or content of the Bidder Information, Target will make such amendments to the form or content of the disputed part of the Bidder Information as Bidder reasonably requires. 5.10 Good faith co-operation Each party must procure that its Authorised Persons work (including by attending meetings and by providing information) in good faith and in a timely and co-operative fashion with the other parties to implement the Scheme, to prepare all documents required relating to the Scheme, and to agree and execute the strategy described in clause 6.6. 6 Conduct of business and transitional matters 6.1 Conduct of Target business Subject to clause 6.3, from the date of this deed up to and including the Implementation Date, Target must conduct its business, and must ensure that each Target Group Member conducts its business, in the ordinary and usual course of business and: (a) operates those businesses, in all material respects, in a manner generally consistent (subject to any applicable laws and regulations) with the manner in

Gilbert + Tobin Scheme Implementation Deed page | 20 which those businesses have been conducted in the 12 months prior to the date of this deed; (b) does not enter into any line of business or other material business activity in which the Target Group is not engaged as of the date of this deed; (c) complies in all material respects with all applicable material authorisations, laws and regulations (including the Listing Rules); (d) uses reasonable endeavours to: (i) preserve their relationships with customers, suppliers, landlords, licensors, licensees and others having material business dealings with them; (ii) comply in all material respects with all contracts or commitments under which the Target Group would receive revenue, or make expenditure; (iii) maintain all the material assets of the Target Group in the ordinary course and consistent with past practice and maintain appropriate and adequate insurance in respect of each of those assets which are insurable in a manner consistent with past practice; (iv) retain the services of officers and employees of the Target Group; and (e) conducts its business materially in accordance with the Budget; (f) does not take or fail to take any action that constitutes a Prescribed Occurrence. 6.2 Target prohibited actions Subject to clause 6.3, from the date of this deed up to and including the Implementation Date, Target must not, and must procure that the Target Group does not: (a) (asset acquisitions or disposals) in respect of any single transaction or series of transactions, acquire or dispose of any interest in, or grant an Encumbrance over any assets, business, real property, entity or undertaking, the value of which exceeds $3 million individually or in the aggregate; (b) (capex) in respect of any single transaction or series of transactions, incur or enter into commitments involving capital expenditure which exceeds $3 million individually or in the aggregate, other than as set out in the Budget, provided that capitalisation aligns with Target’s current accounting policy on software capitalisation; (c) (new employment contracts): (i) enter into a new employment contract with a potential employee of the Target Group under which contract the total remuneration payable to that potential employee would exceed $275,000 in any 12 month period other than to replace a role that becomes vacant after the date of this deed as a result of the resignation of an existing employee or termination of an existing employee as permitted by clause 6.2(d); or (ii) enter into such number of new employment contracts with potential employees for less than $275,000 that would result in aggregate in the total remuneration payable to the new employees to exceed $6,000,000;

Gilbert + Tobin Scheme Implementation Deed page | 21 (d) (existing employment contracts) terminate the employment of, or materially vary the terms of employment of, one or more of its officers, employees, directors or senior executives (other than termination for cause or in accordance with an employee’s terms of employment) including: (i) paying or agreeing to pay, any bonus, retention bonus, transaction bonus, special exertion payment, termination payment or similar to any such person; or (ii) accelerating or otherwise materially increasing compensation or benefits for any such person, in each case other than in accordance with clause 4.3 or pursuant to contractual arrangements in effect on the date of this deed and Fairly Disclosed in the Disclosure Letter or Due Diligence Materials or ordinary course increases in compensation or benefits consistent with past practice (provided that such increases do not exceed $5,000,000 on an annualised basis in aggregate) or an increase in respect of any given individual of more than the amount agreed for the purposes of this provision between the Bidder and Target in writing; (e) (labour arrangements) enter into or materially amending any enterprise bargaining agreement, collective bargaining agreement or any similar agreement with a trade union or work council; (f) (financial indebtedness) incur any financial indebtedness (except for draw-downs on existing banking facilities consistent with the Budget or otherwise agreed with the Bidder), or guarantee or indemnify the obligations of any person other than a Target Group Member other than: (i) trade payables in the ordinary course of business; (ii) any financial indebtedness (irrespective of what form that takes) between wholly owned members of the Target Group; or (iii) draw-downs on existing banking facilities to the extent required for payment of the Permitted Special Dividend; (g) (financial accommodation) provide financial accommodation other than to members of the Target Group (irrespective of the form of that accommodation) in excess of $3 million (individually or in aggregate); (h) (material contracts) (i) modify, renew, amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any Material Contract; or (ii) enter into, renew, modify or amend, waive, fail to enforce (in each case, in any material respect), assign or terminate: (A) any contract or commitment, or a group of related contracts or commitments with the same party or group of related parties, under which the Target Group may receive revenue or incur expenditure or liabilities under the contract or commitment in excess of $750,000 per annum; (B) any contract that limits or restricts in any material respect, the ability of a Target Group Company to engage in any line of business or carry

Gilbert + Tobin Scheme Implementation Deed page | 22 on business in any geographic area or the scope of persons to whom a Target Group Company may sell products or conduct business, including pursuant to any “most favoured nation” or, in the case of contracts with a term of more than 12 months, “exclusivity” provisions, rights of first refusal, rights of first negotiation or similar rights to any person; or (C) any contract or commitment that has a change of control provision that will be triggered by the Transaction; (i) (related party arrangements) enter into or vary any arrangements with Nine or a Related Party of the Target; (j) (third party defaults) waive any third party default under any agreement or contract to which it is party where the financial impact of the waiver on the Target Group will be in excess of $3 million (individually or in the aggregate); (k) (legal proceedings) commence, settle or compromise any legal proceedings, Claim, investigation, arbitration or other like proceeding in connection with a Specified Matter or where the claimed or settlement amount exceeds $3 million (individually or in the aggregate), other than in respect of the collection of trade debts in the ordinary course of business; (l) (amend constitution) amend its constitution; (m) (tax Claims) settles or agrees to compromise any material tax Claims, liabilities, audits or disputes or makes, changes or rescinds any election in relation to tax; (n) (accounting policy) alter in any material respect any accounting method, practice, principle or policy of any Target Group Member, other than any change required by applicable accounting standards; or (o) (agree) authorise, procure, commit or agree to do any of the matters set out above. 6.3 Target permitted activities The obligations of Target under clauses 6.1 and 6.2 do not apply in respect of any matter or event to the extent: (a) required to be done or procured by Target or Target Group pursuant to this deed or the Scheme; (b) Fairly Disclosed in the Disclosure Letter or the Due Diligence Materials; (c) Fairly Disclosed to the ASX in the 36 months before the date of this deed and publicly available as at the date of this deed; (d) Fairly Disclosed in the Public Register Information; (e) Bidder has provided prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); (f) required to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

Gilbert + Tobin Scheme Implementation Deed page | 23 (g) required to reasonably and prudently respond to regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of Target or a Target Group Member to a material extent; (h) required by any applicable law or regulation, or by an order, injunction or undertaking of a court or Government Agency, or by generally accepted accounting standards or generally accepted accounting principles or any contractual obligation of any Target Group Member; or (i) which is undertaken in response to a Competing Proposal, but only to the extent permitted by clause 9, provided that, in the case of paragraphs (f), (g) and (h), to the extent reasonably practicable, having regard to the nature of the relevant requirement, Target has consulted with Bidder in good faith in respect of the proposal to take such action or not take such action (as applicable) and considers any reasonable comments or requests of Bidder in relation to such proposal in good faith. 6.4 Access (a) Subject to clauses 6.4(b) and 6.4(d), from the date of this deed to the Second Court Date, Target must use reasonable endeavours: (i) to procure that Bidder is provided with reasonable access (subject to the Confidentiality Deed) during normal business hours (in Sydney, Australia) and on reasonable notice to the books, records, senior executives and business operations of Target, and otherwise provide reasonable co- operation to Bidder and its Authorised Persons, in each case, for the sole purposes of: (A) the implementation of the Scheme; (B) Bidder furthering its understanding of Target’s financial position, operations and affairs; (C) cooperatively assessing and preparing any change of control filings or notices with respect to a Specified Consent or any of the Target Group’s contracts, licenses, permits or similar instruments; (D) integration planning prior to implementation of the Scheme; or (E) any other purpose that is agreed in writing between the parties, but not for the purposes of undertaking further due diligence investigations; (ii) procure that Bidder and its Authorised Persons continue to have access via the Online Data Room to the documents, records and information contained in Online Data Room; (iii) within 2 Business Days of the consideration of such information and correspondence by the Target Board in accordance with Target’s usual practices, promptly provide Bidder (and its Authorised Persons) with (or procure the provision of): (A) month end financial summary packs provided to the Bidder in the Due Diligence Materials;

Gilbert + Tobin Scheme Implementation Deed page | 24 (B) all material reports in relation to the business of the Target Group that are provided to the Target Board; (C) any information reasonably necessary for Bidder to comply with its current or future financial or other statutory reporting obligations; (D) a copy of all material correspondence received from, or provided to, a Government Agency (for the avoidance of doubt this does not include correspondence with a Government Agency to the extent it relates to a customer or supplier contract where such Government Agency is a counterparty); and (iv) keep the Bidder reasonably informed of any material developments in relation to the conduct of the business of the Target or the Specified Matters, and consult with Bidder in relation to the Target’s response to such matters and consider in good faith any reasonable comments of the Bidder. (b) The parties acknowledge that their rights and obligations under clause 6.4(a) shall be subject to the Confidentiality Deed and all applicable laws or requirements of any Government Agency. (c) Bidder must, and must procure that its Representatives, each other Bidder Group Member and their respective Representatives: (i) keep all information obtained by it or them as a result of this clause 6.4 confidential in accordance with the terms of the Confidentiality Deed; (ii) provide Target with reasonable notice of any request for information or access; and (iii) comply with the reasonable requirements of Target in relation to any access granted. (d) Nothing in clauses 6.4(a) or 6.5 gives Bidder any rights to determine the decision making of the Target or any Target Group Member (as opposed to a right of consent), or requires Target or any Target Group Member to: (i) disclose or make available any information in breach of an obligation of confidentiality to any person or applicable privacy laws; (ii) require a Target Group Member to take any action that would be reasonably expected to result in a Target Group member breaching any applicable law, order, rule or direction of any Government Agency, or the entity's constituent documents; (iii) without limitation to any of Target's obligations and covenants in clause 9, disclose or make available any information concerning the consideration of the Transaction or any actual or potential Competing Proposal (including, for the avoidance of doubt, any Competing Proposal made prior to the date of this deed) by the Target Board (or a sub-committee of the Target Board) or Target management, or any professional advice in relation to those matters; (iv) provide any confidential, competitively sensitive or privileged information where the provision of such information is reasonably likely to cause prejudice to the commercial or legal interests of the Target Group taken as a whole, or would be reasonably likely to jeopardise any attorney-client, work product or other legal privilege provided Target Group takes reasonable

Gilbert + Tobin Scheme Implementation Deed page | 25 steps to satisfy the reasonable information requests of Bidder concerning that matter (which includes, for the avoidance of doubt, redacting any confidential, competitively sensitive or privileged information); or (v) do anything that would, in the reasonable opinion of Target (acting in good faith), result in undue disruption to the Target Group’s business or require Target to make further disclosure to any other entity or Government Agency. 6.5 Integration Committee (a) On and from the date of this deed and provided that a Superior Proposal has not been received by Target or publicly announced in the interim, the parties agree to establish a committee (Integration Committee) initially comprising of the following individuals: (i) as representatives of Target: Peter Williams, Nathan Brumby, Catriona McGregor and Ali Hancock; and (ii) as representatives of Bidder: no more than 4 nominees of Bidder as may be notified in writing to Target (from time to time). (b) The role of the Integration Committee will be to act as a forum for discussion and planning in respect of: (i) matters related to integration planning, including stakeholder engagement and communications, business operations and functions or processes; and (ii) the process referred to in clause 6.6. (c) Provided that a Superior Proposal has not been received by Target or publicly announced in the interim, the Integration Committee will meet, fortnightly beginning on the date one fortnight from the execution of this deed until lodgement of the Scheme Booklet with ASIC and on weekly basis beginning on the date one week from lodgement of the Scheme Booklet and ending on the Implementation Date, at such times and places as agreed between the members of the Integration Committee from time to time, taking into account the existing roles and duties of Target representatives on the Integration Committee. Meetings may be held via telephone or other forms of technology that provide representatives with an opportunity to participate. (d) The parties acknowledge and agree that: (i) the Integration Committee is a discussion and planning forum only, and the members of the Integration Committee do not have power to bind the other party or to give any consent, approval or waiver on behalf of such other party; (ii) nothing in this clause 6.5 or elsewhere in this deed requires a party to: (A) act at the direction of the other party or is intended to create a relationship of partnership, joint venture or similar between the parties; or (B) take any action that would reasonably be expected to conflict with or violate the entity's constituent documents or any law;

Gilbert + Tobin Scheme Implementation Deed page | 26 (iii) the respective businesses of Bidder and the Target Group are to continue to operate independently until, and subject to, the implementation of either Transaction; and (iv) nothing in this clause 6.5 requires any of Target's representatives on the Integration Committee to do anything which would unduly interfere with their responsibilities to Target and the ongoing conduct of Target’s business. 6.6 Change of control As soon as practicable after the date of this deed, the parties must: (a) use all reasonable endeavours to promptly seek the Specified Consents and provide any required notifications, on the basis that: (i) Target will initiate contact, including joint discussions if required, with the relevant counterparties and request that they provide any consents or confirmations required or appropriate, provided that Target must consult with Bidder in connection with any discussions or correspondence given to the relevant counterparties, and Target must: (A) keep Bidder reasonably informed of any material discussions with the relevant counterparties in connection with clause 6.6(a); (B) give Bidder a reasonable opportunity to review drafts of any material communications with the relevant counterparties in connection with clause 6.6(a) and, acting reasonably and in good faith, take into account any reasonable comments provided by Bidder or its Authorised Persons; and (C) promptly provide Bidder with copies of all material communications received from the relevant counterparties in connection with clause 6.6(a), in each case, unless restricted by law or the relevant contract; (ii) Bidder must not contact any counterparties without Target present or without Target’s prior written consent (which is not to be unreasonably withheld, conditioned or delayed); (iii) Target must cooperate with, and provide reasonable assistance to, Bidder to obtain such consents or confirmations as expeditiously as reasonably practicable, including by promptly providing any information reasonably required by counterparties (but nothing in this clause 6.6 requires Target or Bidder to incur material expense); (iv) Bidder must cooperate with, and provide reasonable assistance to, Target to obtain such consents or confirmations as expeditiously as reasonably practicable, including by promptly providing any information reasonably required by counterparties (but nothing in this clause 6.6 requires Target or Bidder to incur material expense) and in doing so the Bidder must consider in good faith any requirements of counterparties to obtain the relevant consent or confirmation; and (v) a failure by a Target Group Member to obtain any third party consent or confirmation, or the exercise of a termination right, will not constitute a breach of this deed by Target.

Gilbert + Tobin Scheme Implementation Deed page | 27 6.7 Cyber insurance Target agrees to consult with the Bidder in good faith in relation to and use reasonable endeavours to procure cyber run-off insurance for up to a 7 year period on terms consistent with the Target’s existing insurance policy Target has in place at the date of this deed (including pay any amounts necessary to ensure such run off is in place prior to the Implementation Date), provided that the Target consults with the Bidder and seeks their approval for payment of such amounts (not to be unreasonably withheld or delayed). 6.8 Appointment of directors Target must procure that on the Implementation Date, but subject to the Scheme Consideration having been paid by Bidder in accordance with the Scheme: (a) those persons nominated by Bidder are appointed to the Target Board and the boards of other members of the Target Group, provided that: (i) each such person: (1) is not ineligible to act as a director under any applicable laws (including under the Corporations Act); and (2) signs consents to act as a director of the relevant member(s) of the Target Group; and (ii) such consents to act are provided to Target before the Implementation Date; and (b) those directors of Target and directors of other members of the Target Group, as nominated by Bidder at least 5 Business Days before the Implementation Date: (i) resign as a director of the relevant member(s) of the Target Group; and (ii) provide written notice to the effect that they have no claim outstanding against the Target Group including for loss of office, remuneration or otherwise (provided that nothing in this clause 6.8(b) requires any such director to forego any rights they may have under any deed of access and indemnity or policy of directors and officers insurance). 7 Board recommendation 7.1 Recommendation Subject to clause 7.3, Target represents and warrants to Bidder, as at the date of this deed, that it has been advised by each Target director that he or she will act in accordance with this clause 7. 7.2 Scheme Booklet to contain recommendation Subject to clause 7.3, Target must use its reasonable endeavours to procure that the Scheme Booklet includes: (a) a unanimous recommendation by the Target Board that, in the absence of a Superior Proposal and subject to the Independent Expert opining at all times prior to the Second Court Date that the Scheme is in the best interests of Target

Gilbert + Tobin Scheme Implementation Deed page | 28 Shareholders, Target Shareholders vote in favour of the Scheme (Recommendation); and (b) a statement by each Target director that he or she intends to vote in favour of the Scheme in respect of all Target Shares controlled or held by, or on behalf of, that Target director in the absence of a Superior Proposal and subject to the Independent Expert opining at all times prior to the Second Court Date that the Scheme is in the best interests of Target Shareholders (Voting Intention). 7.3 Withdrawal or modification of Recommendation and Voting Intention (a) Target must use its reasonable endeavours to ensure that no director of Target: (i) changes, withdraws or modifies his or her Recommendation or Voting Intention; or (ii) makes any public statement or recommendation that is inconsistent with his or her Recommendation of the Scheme, in each case except where: (iii) Target receives a Competing Proposal and a majority of Target directors determine, after all of Bidder's rights under clause 9.6 have been exhausted, and provided that Target is otherwise in compliance with clause 9 in respect of the Competing Proposal that the Competing Proposal constitutes a Superior Proposal; or (iv) the Independent Expert opines, either prior to the dispatch of the Scheme Booklet or prior to the 8:00am on the Second Court Date, that the Scheme is not in the best interests of Target Shareholders. (b) Bidder acknowledges and agrees that, notwithstanding any other term of this deed, one or more directors of Target may not make a recommendation under clause 7.1 or 7.2 or may change, withdraw or modify his or her recommendation without being in breach of clause 7.1 or 7.2, in response to a requirement or request of the Court or a Government Agency that the relevant Target director abstain or withdraw from making a Recommendation. (c) For the purposes of this clause 7, customary qualifications and explanations contained in the Scheme Booklet and any public announcements in relation to a Recommendation or Voting Intention to the effect that the Recommendation or Voting Intention is made: (i) in the absence of a Superior Proposal; (ii) in respect of any public announcement issued before the issue of the Scheme Booklet, ‘subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme is in the best interests of Target Shareholders’; and (iii) in respect of the Scheme Booklet and any public announcements issued at the time of or after the issue of the Scheme Booklet, ‘subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Target Shareholders’,

Gilbert + Tobin Scheme Implementation Deed page | 29 will not be regarded as a failure to make, or an adverse change, withdrawal, adverse modification or adverse qualification of, a Recommendation or Voting Intention. (d) Despite anything to the contrary in this clause 7, a statement made by Target (or any Target director) to the effect that no action should be taken by Target Shareholders pending the assessment of a Competing Proposal by the Target Board or any statement contemplated by clause 9.6(f) shall not contravene this clause 7. 8 Representations and warranties 8.1 Bidder Warranties Bidder represents and warrants to Target that each of the Bidder Warranties are true and correct as at the date of this deed and at 8.00am on the Second Court Date (except where any statement is expressed to be made only at a particular date, in which case it is given only at that date). 8.2 Bidder's indemnity Bidder agrees with Target (on Target's own behalf and separately as trustee for each of the other Target Indemnified Parties) to indemnify and keep indemnified Target and Target Indemnified Parties against all Claims, actions, proceedings, liabilities, obligations, damages, loss, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising which Target may suffer or incur by reason of any breach of any of the Bidder Warranties. 8.3 Target Warranties Target represents and warrants to Bidder that each of the Target Warranties are true and correct as at the date of this deed and at 8.00am on the Second Court Date (except where any statement is expressed to be made only at a particular date, in which case it is given only at that date). 8.4 Target’s indemnity Target agrees with Bidder (on Bidder's own behalf and separately as trustee for each of the other Bidder Indemnified Parties) to indemnify and keep indemnified Bidder and Bidder Indemnified Parties from and against all Claims, actions, proceedings, liabilities, obligations, damages, loss, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising which Bidder may suffer or incur by reason of any breach of any of the Target Warranties. 8.5 Qualifications on Target Warranties and indemnities The Target Warranties and the Target Indemnity are each subject to and are qualified by, and the liability of Target in respect of any breach of any Target Warranty or the Target Indemnity will be reduced or extinguished (as the case may be) to the extent that the breach arises in connection with, matters that: (a) are required or provided for in this deed; (b) has been Fairly Disclosed by Target by way of announcement to ASX in the 24 months prior to the date of this deed;

Gilbert + Tobin Scheme Implementation Deed page | 30 (c) have been Fairly Disclosed in the Due Diligence Materials or the Disclosure Letter; (d) have been Fairly Disclosed in the Public Register Information; (e) are required by any applicable law, regulation (including industry specific regulation), generally accepted accounting standards or generally accepted accounting principles, contract (that has been Fairly Disclosed in the Disclosure Letter or Due Diligence Materials) or by a Government Agency; or (f) are within the actual knowledge of Bidder as at the date of this deed. 8.6 Notifications Each party will promptly advise the other in writing if it becomes aware of any fact, matter or circumstance which constitutes or is reasonably expected to constitute or result in a breach of any of the representations, warranties or indemnities given by it under this clause 8. A notice provided under this clause 8.6 must contain reasonable details of the relevant fact, matter or circumstance that resulted in, or might reasonably be expected to result in a breach of a representation, warranty or indemnity. 8.7 No representation or reliance (a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded. (b) Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed. 8.8 Survival of representations Each representation and warranty in clauses 8.1 and 8.3: (a) is severable; (b) will survive the termination of this deed (but does not survive, and will be taken to have no further force or effect following, implementation of the Scheme); and (c) is given with the intent that liability thereunder will not be confined to breaches which are discovered prior to the date of termination of this deed. 8.9 Survival of indemnities Each indemnity in this deed (including those in clauses 8.2 and 8.4) will: (a) be severable; (b) be a continuing obligation; (c) constitute a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this deed; and

Gilbert + Tobin Scheme Implementation Deed page | 31 (d) survive the termination of this deed (but does not survive, and will be taken to have no further force or effect following, implementation of the Scheme). 9 Exclusivity 9.1 No existing discussions Target represents and warrants to Bidder that, as at the date of this deed: (a) Target Group and its Authorised Persons: (i) are not participating in any discussions or negotiations with a third party that concern, or that could reasonably be expected to lead to, a Competing Proposal; and (ii) have ceased any discussions or negotiations with any Third Party in relation to any actual, proposed or potential Competing Proposal; and (b) it has informed Nine of its obligations in clauses 9.1(a), 9.2, 9.3, 9.4, 9.5 and 9.9 and received binding written confirmation from Nine that Nine and the Nine Group will act consistently with those obligations as though each reference to Target and the Target Group were a reference to Nine and the Nine Group, even though they do not apply to the Nine Group under this deed. 9.2 No-shop During the Exclusivity Period, Target must not, and must ensure that the Target Group Members and their respective Authorised Persons do not, directly or indirectly: (a) solicit, invite, initiate or encourage any Competing Proposal; (b) solicit, invite, initiate or encourage any enquiries, proposals, discussions or negotiations with any third party in relation to, or that could reasonably be expected to lead to, a Competing Proposal; or (c) communicate any intention to do any of these things referred to in clauses 9.2(a) or 9.2(b). 9.3 No-talk Subject to clause 9.7, during the Exclusivity Period, Target must not, and must ensure that the Target Group Members and their respective Authorised Persons do not, directly or indirectly: (a) negotiate or enter into or participate in negotiations or discussions with any person; or (b) communicate any intention to do any of these things, in relation to (or which may reasonably be expected to lead to) a Competing Proposal. 9.4 No due diligence Subject to clause 9.7, during the Exclusivity Period, except with the prior written consent of Bidder, Target must not, and must ensure that the Target Group Members and their respective Authorised Persons do not, directly or indirectly:

Gilbert + Tobin Scheme Implementation Deed page | 32 (a) solicit, invite, initiate, or encourage any person (other than Bidder) to undertake due diligence investigations in respect of Target or the Target Group Members, or any of their businesses and operations, in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal; or (b) make available to any person (other than Bidder) or permit any such person to receive, other than in the ordinary course of business or as required by law or the rules of any prescribed financial market, any non-public information relating to Target or the Target Group Members, or any of their businesses and operations, in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal. 9.5 Notification of approaches (a) During the Exclusivity Period, Target must promptly (and in any event within 48 hours of becoming aware) notify Bidder in writing of: (i) any approach, inquiry or proposal made by any person to Target, any of the Target Group Members or any of their respective Authorised Persons, to initiate any discussions or negotiations that concern a Competing Proposal; and (ii) any request made by any person to Target, any of the Target Group Members, or any of their respective Authorised Persons, for any information relating to Target, the Target Group Members, or any of their businesses and operations, in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal. (b) A notice given under clause 9.5(a) must include all material details of the proposal, including: (i) the price (or if not cash, implied value), form of consideration, conditions, timing, break fee provisions and other key terms of any Competing Proposal; and (ii) subject to clause 9.7, the identity of the proponent(s) of any such proposal, in each case to the extent known by Target. (c) During the Exclusivity Period, Target must promptly provide Bidder with: (i) in the case of written materials, a copy of; or (ii) in any other case, a written statement of, any material non-public information relating to Target, the Target Group Members, or any of their businesses and operations made available or received by any person in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal and which has not previously been provided to Bidder and is not commercially sensitive information of that person.

Gilbert + Tobin Scheme Implementation Deed page | 33 9.6 Matching right (a) If Target is permitted by virtue of clause 9.7 to engage in activity that would otherwise breach any of clauses 9.3, 9.4 or 9.5(b)(ii), Target must ensure that it has in place, or enters into, a confidentiality agreement with the person who has made the applicable Competing Proposal (Rival Acquirer) on customary terms and must not enter into any other agreement, understanding or commitment in respect of a Competing Proposal or a potential Competing Proposal except as permitted by clause 9.6(b), provided that, if any confidentiality agreement with a Rival Acquirer contains a standstill on terms more favourable to the Rival Acquirer than those applicable to Bidder under the Confidentiality Deed or the Target fails to enforce the standstill against that Rival Acquirer the Target must offer to amend or release the standstill applicable to the Bidder under the Confidentiality Deed so that it is no less favourable to the Bidder than that which applies to the Rival Acquirer. (b) The Target must: (i) use its reasonable endeavours to ensure that no Target director changes, withdraws or modifies his or her recommendation of the Scheme in reliance on clause 7.3(a)(iii); and (ii) not enter into any agreement, commitment, arrangement or understanding relating to the Competing Proposal (other than a confidentiality agreement contemplated by clause 9.6(a)), unless and until each of the following has occurred: (iii) a majority of Target directors have determined that Competing Proposal is a Superior Proposal; (iv) Target has given Bidder written notice (Relevant Notice) confirming that the Competing Proposal has been determined to be a Superior Proposal and that a Target director or the Target (as applicable) intends to take the action referred to in clauses 9.6(b)(i) or 9.6(b)(ii) (subject to Bidder's rights under clause 9.6(d)); (v) subject to clause 9.6(c), Target has given Bidder all information referred to in clause 9.5(b) including the identity of the Rival Acquirer (notwithstanding clause 9.7); (vi) Bidder's rights under clause 9.6(d) have been exhausted; and (vii) the Target directors have made the determination contemplated by clause 9.7(b) in respect of that Competing Proposal after Bidder's rights under clause 9.6(d) have been exhausted and after evaluation of any Counter Proposal. (c) Prior to giving Bidder the information under clause 9.6(b)(v), Target must advise the Rival Acquirer that the Rival Acquirer's name and other details which may identify the Rival Acquirer will be provided by Target to Bidder on a confidential basis. (d) If Target gives a Relevant Notice to Bidder under clause 9.6(b), Bidder will have the right, but not the obligation, at any time during the period of 4 Business Days following the receipt of the Relevant Notice, to amend the terms of the Transaction including increasing the amount of consideration offered under the Transaction or

Gilbert + Tobin Scheme Implementation Deed page | 34 proposing any other form of transaction (each a Counter Proposal), and if it does so then the Target directors must review the Counter Proposal in good faith. If the Target directors determine that the Counter Proposal would provide an equivalent or superior outcome to Target and the Target Shareholders as a whole compared with the Competing Proposal (having regard to the matters noted in the definition of Superior Proposal), then Target and Bidder must use their reasonable endeavours to agree the amendments to this deed that are reasonably necessary to reflect the Counter Proposal and to enter into an amended agreement to give effect to those amendments and to implement the Counter Proposal, and Target must use its reasonable endeavours to procure that the Target directors recommend the Counter Proposal to the Target Shareholders and not recommend the applicable Competing Proposal. (e) For the purposes of this clause 9.6, each successive material modification of any third party expression of interest, offer or proposal in relation to a Competing Proposal will constitute a new Competing Proposal. (f) Despite any other provision in this deed, a statement by Target, the Target Board or any Target Director only to the effect that: (i) the Target Board has determined that a Competing Proposal is a Superior Proposal and has commenced the matching right process set out in this clause 9.6; or (ii) Target Shareholders should take no action pending the completion of the matching right process set out in this clause 9.6, does not by itself: (iii) constitute an adverse change, withdrawal, adverse modification or adverse qualification of the Recommendation or an endorsement of a Competing Proposal; (iv) contravene this deed; (v) give rise to an obligation to pay the Target Break Fee under clause 10.3; or (vi) give rise to a termination right under clause 12.3. 9.7 Fiduciary out The restrictions in clauses 9.3 and 9.4 and the obligations in clause 9.5(b)(ii) do not apply to restrict Target or any Target Group Member or any Target Indemnified Party from taking or refusing to take any action with respect to a Competing Proposal (in relation to which there has been no contravention of this clause 9) provided that: (a) the Competing Proposal is bona fide and is made by or on behalf of a person that the Target Board considers is of sufficient commercial standing; and (b) the Target Board has determined in good faith after: (i) consultation with Target's financial advisers, that the Competing Proposal is or may reasonably be expected to lead to a Superior Proposal; and (ii) receiving advice from Target's external legal advisers experienced in transactions of this nature, that failing to take the action or refusing to take the action (as the case may be) with respect to the Competing Proposal

Gilbert + Tobin Scheme Implementation Deed page | 35 would, or would be reasonably likely to, be inconsistent with the fiduciary or statutory duties owed by the Target directors under applicable law. For the avoidance of doubt, nothing in this clause 9 prevents or restricts Target from responding to an expression of interest, offer, proposal or discussion in relation to, or that may be reasonably expected to encourage or lead to, a Competing Proposal to (i) acknowledge receipt and/or (ii) advise that third party that Target is bound by the provisions of this clause 9 and is only able to engage in negotiations, discussions or other communications if the fiduciary out in this clause 9.7 applies. 9.8 Compliance with law (a) This clause 9 imposes obligations on Target only to the extent that the performance of all or part of those obligations: (i) does not constitute unacceptable circumstances as declared by the Australian Takeovers Panel; and (ii) is not determined to be unlawful by a court (including by virtue of it being a breach of the Target Board's fiduciary or statutory duties), subject to all proper avenues of appeal and review, judicial and otherwise, having been exhausted. (b) The parties must not make, or cause or permit to be made, any application to the Australian Takeovers Panel or a court for or in relation to a declaration or determination of a kind referred to in clause 9.8(a). 9.9 Normal provision of information Nothing in this clause 9 prevents Target from: (a) providing information to its Related Bodies Corporate or its, or their, Representatives; (b) providing information to any Government Agency; (c) fulfilling its legal obligations, including its obligations under the Listing Rules or to any Government Agency; (d) providing information to its auditors, customers, financiers, joint venturers and suppliers acting in that capacity in the ordinary course of business; (e) making presentations to, or responding to enquiries from, brokers, portfolio investors, analysts and institutional lenders and other third parties in the ordinary course of business or promoting the merits of the Transaction; (f) engaging with Target Shareholders (in their capacity as shareholder) and their Representatives, including in relation to any Competing Proposal; or (g) promoting the merits of the Transaction.

Gilbert + Tobin Scheme Implementation Deed page | 36 10 Target Break Fee 10.1 Bidder declaration Bidder represents and warrants to Target that it would not have entered into this deed without the benefit of this clause 10 and it would not have entered into and continued the negotiations leading up to this deed unless Bidder had a reasonable expectation that Target would agree to enter into a clause of this kind. 10.2 Acknowledgments in relation to Target Break Fee (a) Target acknowledges that Bidder has incurred and will incur significant costs, including significant opportunity costs, if they enter into this deed and the Scheme is subsequently not implemented. Those costs include external advisory costs, some internal costs of a similar kind, and out-of-pocket expenses. (b) Target represents and warrants that: (i) it has received legal advice on this deed and the operation of this clause 10; and (ii) it considers this clause 10 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 10 in order to secure the significant benefits to it (and Target Shareholders) resulting from the Scheme. (c) The parties acknowledge that: (i) the amount of the costs is inherently unascertainable and that, even after termination of this deed, the costs will not be able to be accurately ascertained; and (ii) the Target Break Fee represents a genuine and reasonable estimate of cost and loss that Bidder will suffer if the Scheme is subsequently not implemented. 10.3 Target Break Fee (a) Target must pay to Bidder the Target Break Fee, without set-off or withholding within 10 Business Days after receipt of a written demand for payment from Bidder, if: (i) prior to the earlier of the Effective Date and the End Date, any director of the Target Board fails to make, or changes, the Recommendation, or withdraws or adversely modifies the Recommendation, or otherwise makes any public statement to the effect that the Scheme is not, or no longer, recommended, other than in circumstances where: (A) the report (including any update, revision or amendment thereto) of the Independent Expert opines that the Scheme is not in the best interests of Scheme Shareholders (other than where the sole or primary reason for that opinion is a Competing Proposal); (B) clause 7.3(b) applies; (C) Target is entitled to terminate this deed under clause 12.1 and has given written notice of such termination to Bidder; or

Gilbert + Tobin Scheme Implementation Deed page | 37 (D) Target is entitled to terminate this deed under clause 3.8 and has given written notice of such termination to Bidder; (ii) the Target terminates this deed under clause 3.8 as a result of the Independent Expert opining that the Scheme is not in the best interests of Scheme Shareholders and the sole or primary reason for that opinion is a Competing Proposal; (iii) at any time before the termination of this deed, Target enters into an agreement with any person in respect of a Competing Proposal under which that person and the Target agree to undertake or implement such Competing Proposal; (iv) a Competing Proposal is announced before the End Date and, within 9 months of the Competing Proposal being announced, that Competing Proposal: (A) is completed, implemented or consummated; and (B) results in a person or persons (other than a Bidder Group Member) obtaining Control of Target, merging or amalgamating with Target or acquiring (directly or indirectly) an interest in all or a substantial part of the business or assets of the Target Group; or (v) Bidder has terminated this deed under clause 12.1(a) or under clause 3.8 as a result a failure of the Condition in clause 3.1(f) (No Prescribed Occurrence) and the Transaction does not complete, provided that, for the avoidance of doubt, a statement made by Target or the Target Board to the effect that no action should be taken by Target Shareholders pending the assessment of a Competing Proposal by the Target Board or any statement contemplated by clause 9.6(f) will not require Target to pay the Target Break Fee to Bidder. (b) The payment of the Target Break Fee by Target to Bidder provided for in this clause 10.3 must be made within 10 Business Days of receipt of a written demand for payment by Bidder unless a finding has been made by a court or Takeovers Panel as described in clause 10.4(e) in which case the amount payable shall be reduced to the amount which either the Takeovers Panel or a court determines does not constitute unacceptable circumstances or is enforceable (as applicable). The demand may only be made after the occurrence of an event referred to in clause 10.3(a). 10.4 Qualifications (a) No Target Break Fee is payable if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 10.3. (b) To the extent that any amounts have already been paid to Bidder under this clause 10 and the Scheme becomes Effective, such amounts must be immediately refunded to Target. (c) The Target Break Fee is not payable by Target if Target validly terminates this deed in accordance with clause 12.1(a). (d) The Target Break Fee is only payable once and the maximum amount payable by Target under clause 10.3 is the amount of the Target Break Fee.

Gilbert + Tobin Scheme Implementation Deed page | 38 (e) This clause 10 does not impose an obligation on Target to pay the Target Break Fee to the extent (and only to the extent) that the obligation to pay the Target Break Fee: (i) constitutes unacceptable circumstances as declared by the Takeovers Panel; or (ii) is held to be unenforceable by one party against another as determined by a court, after all proper avenues of appeal and review, whether judicial or otherwise, have been exhausted. (f) During the course of the Takeovers Panel or court proceedings (including any appeal or review thereof) referred to in clause 10.4(e), the parties must take all reasonable steps to ensure that any such declaration or determination has the minimum effect possible. (g) The parties must not make or cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 10.4(e). 10.5 Target’s limitation of liability and other Claims (a) Notwithstanding any other provisions of this deed, and except in relation to fraud or a wilful or intentional breach of this deed by Target: (i) the maximum liability of Target to Bidder under or in connection with this deed including in respect of any breach of the deed (including the Target Warranties) will be the Target Break Fee; (ii) a payment by Target in accordance with this clause 10 represents the sole and absolute liability of Target under or in connection with this deed and no further damages, fees, expenses or reimbursements of any kind will be payable by Target in connection with this deed; and (iii) the amount of the Target Break Fee payable to Bidder under this clause 10 shall be reduced by the amount of any loss or damage recovered by Bidder in relation to a breach of any other clause of this deed. (b) Target acknowledges and agrees that damages may not be sufficient remedy for breach of this deed and that nothing in this clause 10 limits Bidder’s right to seek and obtain, without limitation, injunctive relief or specific performance or any other remedies which would otherwise be available if Target breaches or threatens to breach this deed. 11 Bidder Break Fee 11.1 Acknowledgments in relation to Bidder Break Fee (a) Each party acknowledges that, if they enter into this deed and the Scheme is subsequently not implemented, Target will incur significant costs, including significant opportunity costs. Those costs include external advisory costs, some internal costs of a similar kind and out-of-pocket expenses.

Gilbert + Tobin Scheme Implementation Deed page | 39 (b) In the circumstances referred to in clause 11.1(a), Target has requested provision be made for the costs outlined in this clause 11, in the form of the Bidder Break Fee, without which Target would not have entered into this deed or otherwise agreed to implement the Scheme. (c) Bidder represents and warrants that: (i) it has received legal advice on this deed and the operation of this clause 11; and (ii) it considers this clause 11 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 11 in order to secure the significant benefits to Bidder (and its stakeholders) resulting from the Scheme. (d) The parties acknowledge that: (i) the amount of the costs is inherently unascertainable and that, even after termination of this deed, the costs will not be able to be accurately ascertained; and (ii) the Bidder Break Fee represents a genuine and reasonable estimate of cost and loss that Target will suffer if the Scheme is subsequently not implemented. 11.2 Bidder Break Fee (a) Bidder must pay to Target the Bidder Break Fee without set-off or withholding, within 10 Business Days after receipt of a written demand for payment from Target, (i) if Target has terminated this deed under clause 12.1(a); or (ii) if the Court considers the Scheme at the Second Court Date and fails to approve the terms of the Scheme (for which the approval of the requisite Target Shareholders has been obtained and all other Conditions Precedent have been satisfied or waived in accordance with this deed, other than the Condition in clause 3.1(e) (Court Approval)) as a result of a material non- compliance by Bidder with its obligations under this deed and, in circumstances if Target is actually aware of the material non-compliance prior to the Second Court Date, the Bidder has been given prior written notice setting out details of the relevant material non-compliance and if capable of remedy the relevant material non-compliance continues to exist for 10 Business Days. (b) The payment of the Bidder Break Fee by Bidder to Target provided for in this clause 11.2 must be made within 10 Business Days of receipt of a written demand for payment by Target. The demand may only be made after the occurrence of an event referred to in clause 11.2(a). 11.3 Limitation of liability and other Claims (a) Notwithstanding any other provisions of this deed but subject to clause 11.3(b), and except in relation to fraud or a wilful or intentional breach of this deed by Bidder: (i) the maximum liability of Bidder to Target under or in connection with this deed including in respect of any breach of the deed (including the Bidder Warranties) will be the Bidder Break Fee; and

Gilbert + Tobin Scheme Implementation Deed page | 40 (ii) a payment by Bidder in accordance with this clause 11 represents the sole and absolute liability of Bidder under or in connection with this deed and no further damages, fees, expenses or reimbursements of any kind will be payable by Bidder in connection with this deed; and (iii) the amount of the Bidder Break Fee payable to Target under this clause 11 shall be reduced by the amount of any loss or damage recovered by Target in relation to a breach of any other clause of this deed. (b) Bidder acknowledges and agrees that damages may not be sufficient remedy for breach of this deed and that nothing in this clause 11 limits Target’s right to seek and obtain, without limitation, injunctive relief or specific performance or any other remedies which would otherwise be available if Bidder breaches or threatens to beach this deed. (c) Nothing in clause 11.3(a) limits the liability of Bidder or any other person under the Deed Poll or clause 4.2. 12 Termination 12.1 Termination by either party Either Bidder or Target may, by notice in writing to the other, terminate this deed: (a) at any time prior to 8:00am on the Second Court Date if: (i) either: (A) the other party (where the “other party” is Bidder or Bidder Sub in the case of termination by Target) is in material breach of any of its material obligations (which includes clause 4 (Scheme and Scheme Consideration), clause 5 (Implementation), clause 6 (Conduct of business and transitional matters), clause 7 (Board recommendation) and clause 9 (Exclusivity)) under this deed (other than a Bidder Warranty or a Target Warranty not being true and correct); or (B) a representation and warranty given by the other party (being the Bidder Warranties where the "other party" is Bidder or Bidder Sub, and being the Target Warranties where the "other party" is Target) is not true and correct where that breach is material in the context of the Transaction as a whole (other than in relation to a breach of paragraph (e) of Schedule 4 in which case all materiality will be disregarded); (ii) the party wishing to terminate has given written notice to the other party in a timely manner setting out details of the relevant circumstance and stating an intention to terminate this deed; and (iii) if capable of remedy, the relevant circumstances continue to exist for 10 Business Days (or any shorter period ending at 5.00 pm on the day before the end of the Second Court Date) from the time the notice is given; or (b) in the circumstances set out in, and in accordance with, clause 3.8; (c) at any time if the Effective Date for the Scheme has not occurred, or will not occur, on or before the End Date.

Gilbert + Tobin Scheme Implementation Deed page | 41 12.2 Termination by Target Target may, by notice in writing to Bidder, terminate this deed at any time prior to 8:00am on the Second Court Date if, at any time before then, a majority of the Target Board has changed, withdrawn or modified their recommendation of the Scheme in the manner contemplated in clause 7.3. 12.3 Termination by Bidder Bidder may, by notice in writing to Target, terminate this deed at any time prior to 8:00am on the Second Court Date if, at any time before then, (a) any director of the Target Board: (i) adversely changes or withdraws its recommendation of the Scheme; or (ii) recommends or supports a Competing Proposal; or (iii) makes a public statement to the effect that he or she no longer supports the Transaction; or (b) Target enters into an agreement with any person in respect of a Competing Proposal under which that person and the Target agree to undertake or implement such Competing Proposal. For the avoidance of doubt, a statement to the effect that no action should be taken by Target Shareholders pending the assessment of a Competing Proposal by the Target Board or any statement contemplated by clause 9.6(f) is not regarded as an adverse change of a recommendation for the purposes of this clause 12. 12.4 Effect of termination (a) In the event of termination of this deed under clause 3.8 or 12.1, this deed will become void and have no effect, except that the provisions of clauses 1, 8.7, 8.9, 10, 11, 12, 13 and 17.2 to 17.15 (inclusive) survive termination. (b) Termination of this deed does not affect any accrued rights of a party in respect of a breach of this deed prior to termination. 13 Releases 13.1 Release of Target Indemnified Parties (a) Subject to any restrictions imposed by law, Bidder and Bidder Sub release any and all rights that it may have as at the date of this deed and from time to time, and agrees with Target that it will not make any Claim, against any Target Indemnified Party (other than any Target Group Member) in connection with: (i) any breach of any covenant, representation or warranty given by Target under this deed; (ii) any disclosures made in connection with this Transaction containing any statement which is false or misleading (whether by omission or otherwise); or (iii) any failure to provide information in connection with this Transaction,

Gilbert + Tobin Scheme Implementation Deed page | 42 except where a Target Indemnified Party has acted in fraud or has engaged in wilful misconduct. To avoid doubt, nothing in this clause 13.1(a) limits the rights of Bidder to terminate this deed under clause 12. (b) Target receives and holds the benefit of clause 13.1(a) as trustee for the Target Indemnified Parties. 13.2 Release of Bidder Indemnified Parties (a) Subject to any restrictions imposed by law, Target releases any and all rights that it may have as at the date of this deed and from time to time, and agrees with Bidder and Bidder Sub that it will not make any Claim, against any Bidder Indemnified Party (other than any Bidder Group Member) in connection with: (i) any breach of any covenant, representation or warranty given by Bidder under this deed; (ii) any disclosure in connection with this Transaction containing any statement which is false or misleading (whether by omission or otherwise); or (iii) any failure to provide information in connection with this Transaction, except where a Bidder Indemnified Party has acted in fraud or has engaged in wilful misconduct. To avoid doubt, nothing in this clause 13.2(a) limits the rights of Target to terminate this deed under clause 12. (b) Bidder receives and holds the benefit of clause 13.2(a) as trustee for the Bidder Indemnified Parties. 13.3 Directors’ and officers’ indemnity and insurance (a) Bidder acknowledges that, notwithstanding any other provision of this deed, Target will, prior to the Implementation Date, enter into arrangements to secure directors and officers run-off insurance for up to a 7 year period on terms consistent with the directors and officers run-off insurance policy Target has in place at the date of this deed (including pay any amounts necessary to ensure such run off is in place prior to the Implementation Date), and that any actions to facilitate that insurance or in connection therewith will not be a Material Adverse Change or Prescribed Occurrence or breach any provision of this deed, provided that the premium for the run-off insurance policy does not exceed an aggregate amount agreed between the parties. (b) Subject to the Scheme becoming Effective and implementation of the Transaction, Bidder undertakes in favour of Target and each other person who is a Target Indemnified Party that it will: (i) for a period of 7 years from the Implementation Date, ensure that the constitutions of Target and each other Target Group member continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its current and previous directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a Target Group member; and (ii) procure that Target and each other Target Group member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and, without limiting the

Gilbert + Tobin Scheme Implementation Deed page | 43 foregoing, not take any action which would prejudice or adversely affect any directors’ and officers’ runoff insurance cover taken out prior to the Implementation Date. (c) If for any reason the insurance cover referred to in clause 13.3(a) is not taken out by Target, or ceases to be in place or available for any reason during the period of seven years after the Implementation Date, Bidder must procure that Target takes out: (i) directors’ and officers’ run-off insurance cover for such directors and officers and maintains it for a period of 7 years from the retirement date of each director and officer to the maximum extent permitted by law; and (ii) such cover is with a reputable insurer, and on terms that are no less advantageous to each of the applicable Target Indemnified Party than the coverage provided under the D&O policies of the Target Group prior to the Implementation Date, insuring each applicable Target Indemnified Party against all liabilities incurred by the Target Indemnified Party in the course of his or her service as a director or officer of any Target Group Member; and (iii) Bidder must use its reasonable endeavours to not do anything, and must use its reasonable endeavours to procure that no other Bidder Group Member or Target Group following the Implementation Date does anything, which prejudices any insurance cover taken out under clause 13.3(a), 13.3(c)(i) or 13.3(c)(ii), as applicable. (d) The undertakings contained in this clause 13.3 are subject to any Corporations Act restriction, or any restriction in the law of a jurisdiction in which an entity is incorporated, and will be read down accordingly. (e) Target receives and holds the benefit of this clause 13.3 as trustee for each director and officer of a Target Group Member. 14 Guarantee and indemnity 14.1 Guarantee and indemnity Bidder unconditionally and irrevocably: (a) guarantees to Target (in its own right and separately as trustee or nominee for each of the other Target Indemnified Parties and each Scheme Shareholder) on demand, the due and punctual performance of Bidder Sub’s obligations under this deed and the Deed Poll, including for the avoidance of doubt the obligation to pay the Scheme Consideration to Scheme Shareholders in accordance with the terms of the Scheme (together, the Guaranteed Obligations); and (b) as a separate and additional liability, indemnifies Target (in its own right and separately as trustee or nominee for each of the other Target Indemnified Parties and each Scheme Shareholder) against, and will pay on demand the full amount of, any and all Claims, loss, actions, proceedings, liabilities, obligations, damages, harm, charges, costs, expenses, duties, other outgoings and judgments of any nature, incurred or suffered by, brought, made or recovered against Target, any Target Indemnified Party or any Scheme Shareholder arising from or in connection with any default or delay in the due and punctual performance of the Guaranteed Obligations, including any and all Claims, loss, actions, proceedings, liabilities, obligations, damages, harm, charges, costs, expenses, duties, other outgoings of

Gilbert + Tobin Scheme Implementation Deed page | 44 any nature suffered or incurred by Target in connection with enforcement of the guarantee. 14.2 Extent of guarantee and indemnity (a) Bidder will be responsible for the performance of the Guaranteed Obligations by Bidder Sub in the same manner as if Bidder were a party to this deed or the Deed Poll in the place of Bidder Sub. (b) The rights given to the Target and the liability of Bidder under this clause 14 is not affected by anything that, but for this clause 14, might operate to release or exonerate Bidder in whole or in part from its obligations including any of the following, whether with or without the consent of the Bidder: (i) the grant to Bidder, Bidder Sub or any other person at any time, waiver or other indulgence, or the discharge or release of Bidder Sub, Bidder or any other person from any liability or obligation; (ii) any transaction or arrangement that may take place between Target, Bidder Sub, Bidder or any other person (including a Target Shareholder); (iii) Target exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against Bidder Sub, Bidder or any other person; (iv) the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by Target from Bidder Sub, Bidder or any other person or by the taking of or failure to take any security; (v) the failure or omission or any delay by Target or Bidder Sub to give notice to Bidder of any default by Bidder Sub or any other person under this deed; and (vi) any legal limitation, disability, incapacity or other circumstances related to Bidder Sub, Bidder or any other person. 14.3 Principal and independent obligation This clause 14 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this deed or the Deed Poll as amended, varied, supplemented, renewed or replaced and may be enforced against Bidder without Target first being required to exhaust any remedy it may have against Bidder Sub. 14.4 Continuing guarantee and indemnity This clause 14 is a continuing obligation of Bidder, despite the Scheme becoming Effective or the completion or implementation of the Scheme or the Transaction, and remains in full force and effect for so long as Bidder Sub has any liability or obligation to Target or a Scheme Shareholder under this deed or the Deed Poll and until all of those liabilities or obligations have been fully discharged. 14.5 No withholdings (a) Bidder must make all payments that become due under this clause 14 or the Deed Poll (including the Scheme Consideration), free and clear and without deduction of

Gilbert + Tobin Scheme Implementation Deed page | 45 any present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction). (b) If Bidder is compelled by law to deduct any withholding, then in addition to any payment due under this clause 14, it must pay to Target and each Scheme Shareholder such amount as is necessary to ensure that the net amount received by Target after withholding equals the amount Target or Scheme Shareholder would otherwise been entitled to if not for the withholding. 14.6 Currency Bidder must pay all monies that it becomes liable to pay under this clause 14 or the Deed Poll in the currency in which they are payable under this deed and the Deed Poll (free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses). 14.7 No set off Bidder has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 14 against any moneys that Bidder Sub or any other Bidder Group Member may be, or become, liable to pay to an Target Group Member or Scheme Shareholder whether under this deed, the Deed Poll or otherwise. 15 Confidentiality and Public Announcement 15.1 Confidentiality Each party agrees and acknowledges that the Confidentiality Deed: (a) continues to operate in full force and effect after the date of this deed; and (b) survives any termination of this deed, in each case subject to, and in accordance with, the terms of the Confidentiality Deed, save that the terms of this deed will prevail over the Confidentiality Deed to the extent of any inconsistency. 15.2 Public Announcements on execution Immediately after the date of this deed, each of Target and Bidder must issue public announcements concerning the Transactions in the form previously agreed to in writing between them. 15.3 Further public announcements (a) Subject to clause 15.3(b), the parties must: (i) consult with each other before issuing and, to the extent practicable, give each other a reasonable opportunity to review and consider in good faith the views of the other party regarding, any press release or other public statement with respect to the Transaction; and (ii) must not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or the Listing Rules.

Gilbert + Tobin Scheme Implementation Deed page | 46 (b) The provisions of clause 15.3(a) do not apply to: (i) any announcement, document or publication in connection with a Competing Proposal or withdrawal of a Target Board recommendation; or (ii) any disclosure by Target or Bidder of any information concerning this deed or the transactions contemplated by this deed in connection with any dispute between the parties regarding this deed, the Scheme or the transactions contemplated by this deed. 16 Notices 16.1 Service of notices (a) A notice, consent or other communication under this deed (Notice) is only effective if: (i) it is in writing, signed by or on behalf of the party giving it; and (ii) it is directed to the recipient’s address for notices as follows: Target Address: Level 5, 100 Harris Street, Pyrmont NSW 2009, Australia E-mail: c.mcgregor@domain.com.au Attn: Catriona McGregor, Chief Legal & Transformation Officer and Company Secretary with a copy to Gilbert + Tobin: Address: Level 35, Tower 2, International Towers Sydney, 200 Barangaroo Avenue, Barangaroo, NSW 2000 E-mail: ccondoleon@gtlaw.com.au / kevans-cullen@gtlaw.com.au Attn: Costas Condoleon / Karen Evans-Cullen Bidder Address: 1201 Wilson Boulevard, Arlington VA 22209, USA E-mail: generalcounsel@costar.com Attn: Gene Boxer, General Counsel and Corporate Secretary with a copy to Corrs Chambers Westgarth: Address: Level 37, Quay Quarter Tower, 50 Bridge Street, Sydney NSW 2000 E-mail: sandy.mak@corrs.com.au / adam.foreman@corrs.com.au Attn: Sandy Mak / Adam Foreman Bidder Sub Address: 1201 Wilson Boulevard, Arlington VA 22209, USA E-mail: generalcounsel@costar.com Attn: Gene Boxer, General Counsel and Corporate Secretary

Gilbert + Tobin Scheme Implementation Deed page | 47 with a copy to Corrs Chambers Westgarth: Address: Level 37, Quay Quarter Tower, 50 Bridge Street, Sydney NSW 2000 E-mail: sandy.mak@corrs.com.au / adam.foreman@corrs.com.au Attn: Sandy Mak / Adam Foreman (b) If a party changes address and fails to notify the other party of this change and the new address, delivery of Notices to a new address, or otherwise brought to the attention of the addressee, are deemed compliance with the notice obligations under this clause 16.1. 16.2 Effective on receipt A Notice given in accordance with clause 16.1 takes effect when received (or at a later time specified in it), and is taken to be received: (a) if hand delivered, on delivery; (b) if sent by prepaid post, the second Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from outside Australia); or (c) if sent by email: (i) when the sender receives an automated message confirming delivery; or (ii) 2 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first, but if the delivery or transmission under clause 16.2(a) or 16.2(b) is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the Business Day after that delivery, receipt or transmission. 17 General 17.1 Further acts Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this deed. 17.2 Payments Unless otherwise expressly provided in this deed, where an amount is required to be paid to a party (the Receiving Party) by another party under this deed, that amount shall be paid: (a) in immediately available and irrevocable funds by electronic transfer to a bank account or accounts notified by the Receiving Party in writing on or before the due date for payment, or in other such immediately payable funds as the parties may agree; and

Gilbert + Tobin Scheme Implementation Deed page | 48 (b) without deduction, withholding or set-off, unless required by law. 17.3 Consents or approvals Except as expressly provided in this deed, a party may conditionally or unconditionally in its absolute discretion give or withhold any consent or approval under this deed. 17.4 GST (a) Any reference in this clause 17.4 to a term defined or used in the GST Act is, unless the context indicates otherwise, a reference to that term as defined or used in that Act. (b) Unless expressly included, the consideration for any supply under or in connection with this deed does not include GST. (c) To the extent that any supply made by a party (Supplier) to another party (Recipient) under or in connection with this deed is a taxable supply, the Recipient must pay to the Supplier, in addition to the consideration to be provided under this deed but for the application of this clause 17.4(c) for that supply (GST Exclusive Consideration), an amount equal to the amount of the GST Exclusive Consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. This clause 17.4(c) does not apply to any taxable supply under or in connection with this deed that is expressly stated to include GST. (d) The amount on account of GST payable in accordance with this clause 17.4 will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided. However, the amount on account of GST is only payable on receipt of a valid tax invoice. (e) If, under or in connection with this deed, the Supplier has an adjustment for a supply under the GST Act that varies the amount of GST payable by the Supplier, the Supplier will adjust the amount payable by the Recipient to take account of the varied GST amount and a valid adjustment note must be provided to the Recipient. (f) Any reference in the calculation of any consideration or of any indemnity, reimbursement or similar amount to a cost, expense or liability incurred by a person (Relevant Expense) is a reference to the Relevant Expense reduced by an amount equal to any input tax credit entitlement of that person (or of the representative member of any GST group to which the person belongs) in relation to the Relevant Expense. A party will be assumed to have an entitlement to a full input tax credit unless it demonstrates otherwise prior to the date on which the relevant payment or consideration must be provided. (g) Unless expressly included, any monetary thresholds specified in this deed are exclusive of GST. (h) Where the context requires, a reference to the Supplier or Recipient in this clause 17.4 includes the representative member of a GST group of which the Supplier or Recipient respectively is a member. 17.5 Stamp duty Bidder must pay all stamp duties (if any) and any fines and penalties with respect to stamp duty in respect of this deed, the Scheme or the steps to be taken under this deed

Gilbert + Tobin Scheme Implementation Deed page | 49 or the Scheme (including the acquisition or transfer of Target Shares pursuant to the Transaction). 17.6 Withholding (a) If Bidder or Bidder Sub is required by Subdivision 14-D of Schedule 1 to the TAA (Subdivision 14-D) to pay amounts to the Commissioner of Taxation in respect of the acquisition of Scheme Shares from certain Scheme Shareholders (Withholding Amounts), it shall be permitted to deduct the relevant amounts from the payment of the Scheme Consideration to those Scheme Shareholders, and remit such amounts to the Commissioner of Taxation. The aggregate sum payable to the relevant Scheme Shareholders shall not be increased to reflect the deduction and the net aggregate sum payable to those Scheme Shareholders shall be taken to be in full and final satisfaction of the amounts owing to those Scheme Shareholders. (b) The Bidder and Bidder Sub acknowledge and agree that they shall not pay any amounts to the Commissioner of Taxation under Subdivision 14-D with respect to a Scheme Shareholder where it receives an entity declaration from the Scheme Shareholder prior to the Implementation Date, where: (i) the entity declaration is made in accordance with the requirements in section 14-225 of Subdivision 14-D (Entity Declaration); and (ii) the Bidder does not know that the Entity Declaration is false. (c) Target agrees that Bidder may approach the Australian Taxation Office to obtain clarification as to the application of Subdivision 14-D to the Transaction and will provide all information and assistance that Bidder reasonably requires in making any such approach. Bidder agrees: (i) to provide Target a reasonable opportunity to review the form and content of all materials to be provided to the Australian Taxation Office, and must incorporate Target’s reasonable comments on those materials, and more generally to take into account Target’s comments in relation to Bidder’s engagement with the Australian Taxation Office, and provide Target a reasonable opportunity to participate in any discussions and correspondence between Bidder and the Australian Taxation Office in connection with the application of Subdivision 14-D to the Transaction; and (ii) not to contact any Target Shareholders in connection with the application of Subdivision 14-D or other withholding obligation to the Transaction without Target’s prior written consent. (d) The parties agree to consult in good faith as to the application of Subdivision 14-D, including taking into account any clarification provided by the Australian Taxation Office following any process described in clause 17.6(c). The parties agree to take all actions that they agree (each acting reasonably) are necessary or desirable following that consultation which may include, without limitation, making amendments to this deed, the Scheme and the Deed Poll to ensure that relevant representations are obtained from Scheme Shareholders. (e) To the extent Bidder or Bidder Sub determines that it is required to pay an amount to the Commissioner of Taxation under Subdivision 14-D: (i) The Bidder must give the Target, at least 10 Business Days prior to the Implementation Date, information which identifies (in reasonable detail) the

Gilbert + Tobin Scheme Implementation Deed page | 50 reasons as to why a liability arises under Subdivision 14-D in respect of the relevant Scheme Shareholder(s) and the basis of the calculation of the Withholding Amount; (ii) The Target may, at least 5 Business Days prior to the Implementation Date, give information to the Bidder which, in the Target’s reasonable opinion, demonstrates that there should not be a liability under Subdivision 14-D in respect of the relevant Scheme Shareholder(s); and (iii) The Bidder must have reasonable regard to, and consider in good faith, the information provided by the Target under clause 17.6(e)(ii) above before making its final decision on whether an amount is required to be paid to the Commissioner of Taxation under Subdivision 14-D in respect of the relevant Scheme Shareholder. 17.7 Expenses Except as otherwise provided in this deed, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this deed and the Scheme Booklet and the proposed, attempted or actual implementation of this deed and the Scheme. 17.8 Amendments This deed may only be varied by a document signed by or on behalf of each of the parties. 17.9 Assignment A party must not assign or novate this deed or otherwise deal with the benefit of it or a right under it, or purport to do so, without the prior written consent of the other party, which consent may be withheld at the absolute discretion of the party from whom consent is sought. 17.10 Waiver (a) Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this deed. (b) Any waiver or consent given by any party under this deed will only be effective and binding on that party if it is given or confirmed in writing by that party. (c) No waiver of a breach of any term of this deed will operate as a waiver of another breach of that term or of a breach of any other term of this deed. (d) Nothing in this deed obliges a party to exercise a right to waive any conditional term of this deed that may be in its power. 17.11 Counterparts (a) This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the agreement of each party who has executed and delivered that counterpart. Each counterpart is an original but the counterparts together are one and the same agreement.

Gilbert + Tobin Scheme Implementation Deed page | 51 (b) This deed is binding on the parties on the exchange of duly executed counterparts. (c) The parties agree that a copy of an original executed counterpart sent by email to the email address of the other party specified in clause 16, instead of the original, is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original. 17.12 Entire agreement This deed, the Confidentiality Deed and any other documents specified by the parties for the purposes of this clause 17.12: (a) supersede all prior agreements, understandings, negotiations or deeds in respect of their subject matter; and (b) embody the entire understanding of the parties and constitutes the entire terms agreed on between the parties with respect to their subject matter. 17.13 No representation or reliance (a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed. (b) Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed. 17.14 No merger The rights and obligations of the parties will not merge on completion of any transaction under this deed. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction. 17.15 Governing law (a) This deed is governed by and will be construed according to the laws of New South Wales. (b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and of the courts competent to determine appeals from those courts.

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 52 Schedule 1 Dictionary 1 Dictionary 1.1 Defined terms In this deed, unless the context otherwise requires, the following words and expressions have meanings as follows: Adviser means any person who is engaged to provide professional advice of any type (including legal, accounting, consulting or financial advice) to Target, Bidder or Bidder Sub. Aggregate Scheme Consideration means the aggregate of the Scheme Consideration payable to all Scheme Shareholders under the Scheme (and in accordance with the terms of the Scheme). ASIC means the Australian Securities and Investments Commission. Associate has the meaning given in Division 2 of Part 1.2 of the Corporations Act. ASX means ASX Limited (ABN 98 008 624 691) or, if the context requires, the financial market operated by it. Authorised Person means, in respect of a person: (a) a director, officer, contractor, agent or employee of the person; and (b) an Adviser of the person. Bidder Sub means Andromeda Australia SubCo Pty Limited (ACN 684 354 265) of Suite 2, Level 25, 100 Miller Street, North Sydney NSW 2060. Bidder Sub Board means the board of directors of Bidder Sub. Bidder means CoStar Group Inc of 1201 Wilson Boulevard, Arlington VA 22209 USA. Bidder Board means the board of directors of Bidder. Bidder Break Fee means $28,100,000. Bidder Group means Bidder and each of its Related Bodies Corporate (excluding, at any time, Target and its Subsidiaries to the extent that Target and its Subsidiaries are Subsidiaries of Bidder at that time). Bidder Group Member means a member of the Bidder Group. Bidder Indemnified Parties means each Bidder Group Member and each Authorised Person of a Bidder Group Member. Bidder Information means such information regarding Bidder, Bidder Sub or the Bidder Group that is provided by or on behalf of Bidder to Target or the Independent Expert: (c) to the extent required to enable the Scheme Booklet to be prepared and completed in compliance with all applicable laws; or

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 53 (d) otherwise in compliance with Bidder's obligations under clause 5.2, but excludes the Target Information and the Independent Expert’s Report and any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an external adviser to Target. Bidder Warranties means the representations and warranties of Bidder set out in Schedule 3. Budget has the meaning agreed between Target and Bidder in writing. Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney, New South Wales or Washington D.C., United States. Claim means a claim, notice, demand, action, proceeding, litigation, prosecution, arbitration, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute. Competing Proposal means any offer, proposal, agreement, arrangement or transaction, whether existing before, on or after the date of this deed, which, if entered into or completed, could mean that a person other than Bidder or its Associates would: (e) directly or indirectly acquire voting power in, or have a right to acquire a legal, beneficial or economic interest in, or control of, more than 20% of the securities in any Target Group Member; (f) acquire Control of any Target Group Member; (g) directly or indirectly acquire or become the holder of, or otherwise acquire or have a right to acquire a legal, beneficial or economic interest in, or control of, all or substantially all or material part of the business or assets of any Target Group Member; (h) otherwise directly or indirectly acquire, be stapled with or merge with Target; or (i) require Target to abandon, or otherwise fail to proceed with, a Transaction, whether by way of a takeover bid, scheme of arrangement, shareholder approved acquisition, capital reduction, buy back, sale, lease or purchase of shares, other securities or assets, assignment of assets or liabilities, joint venture, dual listed company (or other synthetic merger), deed of company arrangements, any debt for equity arrangement or other transaction or arrangement. Condition means a condition set out in clause 3.1 and Conditions means all of them. Confidentiality Deed means the confidentiality deed between Target and Bidder dated 31 March 2024. Consultation Notice has the meaning given to that term in clause 3.8(a)(i). Control has the meaning given under section 50AA of the Corporations Act. Corporations Act means the Corporations Act 2001 (Cth). Counter Proposal has the meaning given to that term in clause 9.6(d).

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 54 Court means the Supreme Court of New South Wales or any other Court of competent jurisdiction under the Corporations Act as the parties may agree in writing. Deed Poll means the deed poll to be executed by Bidder and Bidder Sub prior to the First Court Date, substantially in the form set out in Schedule 6 or in such other form as is acceptable to Target acting reasonably. Disclosure Letter means the letter so entitled from Target provided to Bidder on or prior to the date of this deed and countersigned by Bidder. Due Diligence Materials means the information in relation to the Target Group disclosed in writing by or on behalf of Target to Bidder and its Representatives prior to the date of this deed in: (a) the Online Data Room; and (b) any written answers to requests for further information made by Bidder and its Representatives as contained in the Online Data Room. EBITDA means, in respect of a period, the consolidated net profit after tax from continuing operations for that period (calculated in accordance with the accounting policies and practices applied by the Target Group as at the date of this deed and used in Target Group’s half year financial report for 31 December 2024) after: (a) adding back any interest expense; (b) deducting any interest income; (c) adding back any income tax expense; (d) deducting any income tax credit or income; (e) adding back any depreciation expense; and (f) adding back any amortisation expense, to the extent deducted or added (as applicable), in calculating the net profit after tax in that period, and excluding significant items (as agreed between Target and Bidder in writing). Effective means, when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to that Scheme. Effective Date, with respect to the Scheme, means the date on which the Scheme becomes Effective. Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement in favour of any person, whether registered or unregistered. End Date means the later of: (a) the date that is 9 months after the date of this deed; and (b) such other date and time agreed in writing between Bidder and Target.

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 55 Excluded Shareholder means any Target Shareholder who is a member of the Bidder Group or any Target Shareholder who holds any Target Shares on behalf of, or for the benefit of, any member of the Bidder Group and does not hold Target Shares on behalf of, or for the benefit of, any other person, in each case, as at the Scheme Record Date. Exclusivity Period means the period commencing on the date of this deed and ending on the earliest of: (a) the End Date; (b) the Effective Date; and (c) the date this deed is terminated in accordance with its terms. Existing Debt Facility means each of the: (a) A$5 million revolving credit facility (Facility A); (b) A$169 million revolving loan facility (Facility B); and (c) A$116 million revolving loan facility (Facility C), provided pursuant to the terms of the Existing Debt Finance Documents. Existing Debt Finance Documents means the syndicated facility agreement as amended by the amendment and consent deed dated 12 December 2024 between, amongst others, Domain Group Finance Pty Limited (ACN 619 554 602) as borrower and Westpac Banking Corporation (ACN 007 457 141) as agent and each “Finance Document” under and as defined in that facility agreement. Fairly Disclosed means disclosed in sufficient detail to enable a reasonable and sophisticated recipient of the relevant information who is experienced in transactions of the nature of the Transaction, to identify the nature, substance and potential impact of the relevant fact, matter, circumstance or event. FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth). FIRB means the Foreign Investment Review Board. First Court Date means the date the Court first hears the application to order the convening of the Scheme Meeting under section 411(1) of the Corporations Act. Government Agency means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity and includes any minister, ASIC, ASX, FIRB and any regulatory organisation established under statute or any stock exchange. GST means a goods and services tax, or similar value added tax, levied or imposed in Australia under the GST Law. GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth). GST Exclusive Consideration has the meaning given to that term in clause 17.4(c). GST Law has the meaning given to it in the GST Act.

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 56 Headcount Test means the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the resolution to approve the Scheme at the Scheme Meeting is passed by a majority in number of Target Shareholders present and voting, either in person or by proxy. Implementation Date means, with respect to the Scheme, the fifth Business Day, or such other Business Day as the parties agree, following the Scheme Record Date. Independent Expert means an expert, independent of the parties, engaged by Target to opine on the Transaction. Independent Expert's Report means the report from the Independent Expert commissioned by Target for inclusion in the Scheme Booklet, which includes a statement by the Independent Expert on whether, in its opinion the Scheme is in the best interests of Target Shareholders, and includes any update, revision or amendment of that report by the Independent Expert. Insolvency Event means in relation to a person: (a) (insolvency official) the appointment of a liquidator, provisional liquidator, administrator, statutory manager, controller, receiver, receiver and manager or other insolvency official (whether under an Australian law or a foreign law) to the person or to the whole or a substantial part of the property or assets of the person and the action is not stayed, withdrawn or dismissed within 14 days; (b) (arrangements) the entry by the person into a compromise or arrangement with its creditors generally; (c) (winding up) the calling of a meeting to consider a resolution to wind up the person (other than where the resolution is frivolous or cannot reasonably be considered to be likely to lead to the actual winding up of the person) or the making of an application or order for the winding up or deregistration of the person other than where the application or order (as the case may be) is set aside or withdrawn within 14 days; (d) (ceasing business) the person ceases or threatens to cease to carry on business; (e) (insolvency) the person is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act or is otherwise presumed to be insolvent under the Corporations Act; (f) (deregistration) the person being deregistered as a company or otherwise dissolved; (g) (deed of company arrangement) the person executing a deed of company arrangement; (h) (person as trustee or partner) the person incurs a liability while acting or purporting to act as trustee (or co-trustee) or general partner of a trust or partnership (including a limited partnership) and the person is not entitled to be fully indemnified against the liability out of trust or partnership assets because of one or more of the following: a breach of trust or obligation as partner by the person; the person acting outside the scope of its powers as trustee or partner;

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 57 a term of the trust or partnership denying, or limiting, the person's right to be indemnified against the liability; the assets of the trust or partnership being insufficient to discharge the liability; or (i) (analogous events) anything analogous to those set out in any of paragraphs (a) to (f) inclusive occurs in relation to the person under the laws of a foreign jurisdiction, and a person shall be Insolvent if any event specified in paragraphs (a) to (i) inclusive occurs in respect of that person. Integration Committee has the meaning given to it in clause 6.5(a). Listing Rules means the official listing rules of ASX as amended from time to time. Material Adverse Change means an event, occurrence, change, circumstance or matter occurs or becomes known to Bidder after the date of this deed (Specified Event), and which (individually or when aggregated with other Specified Events) has or is reasonably likely to have the effect of diminishing the consolidated annual EBITDA of the Target Group (on a recurring basis) by at least A$22.125 million (calculated after taking into account any Specified Event(s) that has or could reasonably be expected to have a positive effect on consolidated annual EBITDA), as compared to what the consolidated annual EBITDA of the Target Group (on a recurring basis) would reasonably be expected to have been but for the Specified Event, in each case, other than a Specified Event, to the extent: (a) required to be done or procured by Target pursuant to this deed or the Transaction or expressly permitted by this deed or the Scheme (including, for the avoidance of doubt, payment of the Permitted Special Dividend), or is otherwise approved, consented to or requested by Bidder in writing; (b) it was Fairly Disclosed in the Disclosure Letter or the Due Diligence Materials; (c) it was Fairly Disclosed to the ASX within the 24 months before the date of this deed; (d) it was Fairly Disclosed in the Public Register Information; (e) arising from any act or omission of Bidder or from any action which Bidder has previously approved or requested in writing, including any consequences reasonably foreseeable as a result of such matters; (f) it is costs and expenses incurred by Target associated with the Transaction process, including all fees payable to external advisers of Target, to the extent such amounts are Fairly Disclosed in the Disclosure Letter or the Due Diligence Materials; (g) arising from: subject to Target complying with clause 6.2(k) and clause 6.4(a)(iv), any (A) current or reasonably foreseeable future claim, proceeding, dispute, complaint, investigation or review against or involving a Target Group Member which directly or indirectly relates to the same subject matter as a Specified Matter (Relevant Claim), or (B) threatened Relevant Claim, or (C) increase to any Target Group Member’s liability provisions in respect thereof;

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 58 changes that affect the industry in which the Target operates generally; changes in commodity prices, exchange rates or interest rates; general changes in economic, political or business conditions (including changes in the volume of property listings) and changes or disruptions to, or fluctuations in, domestic or international financial markets, including any consequences reasonably foreseeable as a result of such matters; acts of terrorism, outbreak or escalation of war (whether or not declared), major hostilities, civil unrest, act of god, natural disaster or adverse weather conditions, cyber security incidents or the like; general outbreaks or escalation of illness (including COVID-19 or any mutation, variation or derivative) or the like, or from any law, order, rule or direction of any Government Agency in relation thereto; or changes to accounting standards or policies or the interpretation of them, applicable laws or policies of a Government Agency in Australia, excluding, in case of paragraphs (iii) to (vii) above, the effects of any Specified Event to the extent they are disproportionate to the Target Group relative to other participants in the industry in which the Target Group operates. For the purposes of determining whether a Material Adverse Change has occurred, the parties must take into account any right to insurance, contribution or indemnification in respect of the Specified Event to the extent that: (a) it is received by the Target Group; (b) the relevant insurer or other counterparty has confirmed in writing that the relevant amount will be paid to the Target Group; or (c) the relevant insurer has confirmed cover in writing. Material Contract has the meaning agreed between the Target and Bidder in writing. Nine means Nine Entertainment Co. Holdings Limited. Nine Group means Nine and its Subsidiaries (other than the Target Group), and Nine Group Member means any member of the Nine Group. Notice has the meaning given to that term in clause 16.1(a). Online Data Room means the documents and information (including, for the avoidance of doubt, information and responses to questions or requests for information from Bidder and its Representatives provided by Target or its Representatives via the “Q&A” function) contained in the Datasite online data room entitled “Project Nevis” to which Bidder and its Representatives were given access prior to the date of this deed as at 5pm (Sydney time) 8 May 2025, an electronic copy of which has been provided to Bidder by Target or its Representatives on or before the date of this deed. Permitted Special Dividend means a dividend of up to 10 cents per Target Share by Target to Target Shareholders in accordance with clause 4.4. Prescribed Occurrence means the occurrence of any of the following on or after the date of this deed and before 8.00am on the Second Court Date:

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 59 (a) Target converts all or any of its shares into a larger or smaller number of shares (see section 254H of the Corporations Act); (b) any Target Group Member resolves to reduce its share capital in any way, or to combine, split or redeem or repurchase directly or indirectly any of its shares; (c) any Target Group Member: enters into a buy-back agreement; or resolves to approve the terms of a buy-back agreement under subsections 257C(1) or 257D(1) of the Corporations Act; (d) any Target Group Member declares, pays or distributes any dividend or any other form of distribution of profits or capital (whether in cash or in specie) (other than the Permitted Special Dividend); (e) any Target Group Member issues shares, or grants a performance right or an option over its shares, or agrees to make such an issue of shares or grant such an option, other than: where the shares or other securities are issued, or where the options are granted, to Target or an entity which is a wholly-owned Subsidiary of Target, provided that Target itself is not the issuing entity; or in connection with the treatment of the Target Equity Incentives as contemplated by clause 4.3; (f) any Target Group Member issues, or agrees to issue, convertible notes; (g) any Target Group Member disposes, or agrees to dispose, of the whole, or a substantial part, of the business or property of the Target Group; (h) any Target Group Member creates or agrees to create any Encumbrance over the whole, or a material part, of its business or property; or (i) any Target Group Member becomes Insolvent; provided that a Prescribed Occurrence will not include any matter: (j) required to be done or procured by Target pursuant to this deed or the Scheme; (k) to the extent it is Fairly Disclosed in filings of Target with the ASX in the 24 months prior to the date of this deed; (l) to the extent it is Fairly Disclosed in the Public Register Information; (m) to the extent it is Fairly Disclosed in the Disclosure Letter or the Due Diligence Materials; (n) required by law or by an order of a court or Government Agency; (o) expressly permitted by this deed; or (p) the undertaking of which Bidder has approved in writing (which approval must not be unreasonably withheld, conditioned or delayed).

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 60 Public Register Information means all publicly available documents in respect of each Target Group Member that would have been disclosed in a search of the public records maintained by: (a) ASIC on 7 May 2025; (b) the register established under the Personal Property Securities Act 2009 (Cth) on 7 May 2025; (c) Land Titles Offices in New South Wales, Victoria, Queensland, Western Australia, South Australia and Australian Capital Territory on 2 April 2025; (d) IP Australia for the IP Australia Trade Mark Register on 1 April 2025 and for each of the IP Australia AusPat Patent Register and the IP Australian Design Register on 11 April 2025; and (e) the High Court of Australia on 9 April 2025, Federal Court of Australia on 9 April 2025, the Supreme Court of Queensland on 2 April 2025, the Supreme Court of Tasmania on 3 April 2025, the Supreme Court of the Australian Capital Territory on 2 April 2025, the Supreme Court of Victoria on 4 April 2025, the Supreme Court of the Northern Territory on 3 April 2025, the Supreme Court of South Australia on 4 April 2025, the Supreme Court of Western Australia on 9 April 2025 and the Supreme Court of New South Wales on 28 April 2025. Receiving Party has the meaning given to that term in clause 17.2. Recommendation has the meaning given to the term in clause 7.2(a). Regulatory Approval means: (a) any approval, consent, authorisation, registration, filing, lodgement, permit, franchise, agreement, notarisation, certificate, permission, licence, direction, declaration, authority, waiver, modification or exemption from, by or with a Government Agency; or (b) in relation to anything that would be fully or partly prohibited or restricted by law if a Government Agency intervened or acted in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action. Related Body Corporate has the meaning given in section 50 of the Corporations Act and includes any body corporate that would be a related body corporate if section 48(2) of the Corporations Act was omitted. Related Party has the meaning given in section 228 of the Corporations Act. Relevant Expense has the meaning given to that term in clause 17.4(f). Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act. Relevant Notice has the meaning given to that term in clause 9.6(b). Representative of a party includes an employee, agent, officer, director, Adviser, partner, joint venturer or sub-contractor of that party.

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 61 Restricted Shares means Target Shares which are subject to any restrictions (including vesting conditions, disposal restrictions, holding locks, forfeiting restrictions or service conditions). RG 60 means Regulatory Guide 60 issued by ASIC. Rival Acquirer has the meaning given to that term in clause 9.6(a). Scheme means the proposed scheme of arrangement pursuant to Part 5.1 of the Corporations Act between Target and Scheme Shareholders in respect of all Scheme Shares, substantially in the form set out in Schedule 5 or in such other form as the parties agree in writing, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved in writing by each party. Scheme Booklet means the explanatory booklet to be prepared by Target in respect of the Transaction in accordance with the terms of this deed and to be dispatched to Target Shareholders. Scheme Consideration has the meaning given in clause 4.2(a), being $4.43 per Scheme Share as reduced in accordance with clause 4.4(c). Scheme Meeting means the meeting of Target Shareholders (other than Excluded Shareholders) ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting. Scheme Record Date means, in respect of the Scheme, 5.00pm on the third Business Day (or such other Business Day as the parties agree in writing) following the Effective Date. Scheme Share means a Target Share held by a Scheme Shareholder as at the Scheme Record Date (but, for the avoidance of doubt, does not include any Target Share held by an Excluded Shareholder). Scheme Shareholder means a Target Shareholder as at the Scheme Record Date, other than an Excluded Shareholder. Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or scheduled to be heard or, if the application is adjourned for any reason, means the date on which the adjourned application is heard or scheduled to be heard. Share Splitting means the splitting by a holder of Target Shares into two or more parcels of Target Shares whether or not it results in any change in beneficial ownership of the Target Shares. Specified Consents has the meaning agreed between the Target and Bidder in writing. Specified Matter has the meaning agreed between the Target and Bidder in writing. Subsidiary has the meaning given to that term in section 46 of the Corporations Act. Superior Proposal means a bona fide Competing Proposal which the Target Board determines, acting in good faith and in order to satisfy what the Target Board reasonably considers to be its fiduciary or statutory duties, would, if completed substantially in accordance with its terms, be likely to result in a transaction more favourable to Target Shareholders than the Transaction having regard to matters including consideration, the

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 62 identity of the relevant parties, conditionality, funding, certainty, timing, the views of Nine (only to the extent relevant to the ability to obtain shareholder approval and therefore the executability of the Competing Proposal and Transaction) and any other matters that the Target Board considers relevant. Supplier has the meaning given to that term in clause 17.4(c). TAA means the Taxation Administration Act 1953 (Cth). Target Board means the board of directors of Target as constituted from time to time (or any committee of the board of directors of Target constituted from time to time to consider the Transaction on behalf of Target). Target Break Fee means $28,100,000. Target Equity Incentives means all options, share or performance rights or other securities exercisable, convertible or exchangeable into Target Shares. Target Group means Target and its Subsidiaries and Target Group Member will be construed accordingly. Target Indemnified Parties means each Target Group Member and each Authorised Person of a Target Group Member. Target Indemnity means the indemnity given by Target in clause 8.4. Target Information means all the information in the Scheme Booklet other than the Bidder Information and the Independent Expert’s Report. Target Registry means MUFG Corporate Markets (AU) Limited, or any replacement share registry services provider to Target. Target Share means a fully paid ordinary share in the capital of Target. Target Share Register means the register of members of Target maintained by or on behalf of Target in accordance with section 168(1) of the Corporations Act. Target Share Right means an entitlement to a Target Share (or, in certain circumstances, to a cash payment in lieu of a Target Share) subject to applicable terms and conditions. Target Shareholder means each person who is registered in the Target Share Register as a holder of Target Shares. Target Warranties means the representations and warranties of Target set out in Schedule 4. Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), or both as the context requires. Tax Conditions means any conditions or undertakings in the form of, substantially in the form of, or otherwise consistent with the form of, the ‘standard’ and ‘additional’ tax conditions published by or on behalf of FIRB in section D of FIRB’s guidance note 12 on ‘Tax Conditions’ (in the form as published immediately prior to 14 March 2025), and such other Tax-related conditions described under the headings ‘General’, ‘Provision of information’, ‘Thin capitalisation’, ‘Financing’, ‘Private Equity / Private Capital’ and ‘Conditions reporting’ in section D of FIRB’s guidance note 12 on ‘Tax Conditions’ (in the

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 63 form last updated on 14 March 2025), as amended, supplemented or replaced from time to time’. Timetable means the indicative timetable in relation to the Transaction set out in Schedule 2 with such modifications as may be agreed in writing by the parties. Trading Day has the meaning given to that term in the Listing Rules. Transaction means the proposed acquisition by Bidder Sub, in accordance with the terms and Conditions of this deed, of all of the Target Shares through the implementation of the Scheme. Treasurer means the Treasurer of Australia. Voting Intention has the meaning given to that term in clause 7.2(b). 1.2 Interpretation In this deed the following rules of interpretation apply unless the contrary intention appears: (a) headings are for convenience only and do not affect the interpretation of this deed; (b) the singular includes the plural and vice versa; (c) words that are gender neutral or gender specific include each gender; (d) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings; (e) the words 'such as', 'including', 'particularly' and similar expressions are not used as, nor are intended to be, interpreted as words of limitation; (f) a reference to: a person includes a natural person, partnership, joint venture, Government Agency, association, corporation, trust or other body corporate; a thing (including, but not limited to, a chose in action or other right) includes a part of that thing; a party includes its agents, successors and permitted assigns; a document includes all amendments or supplements to that document; a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed; this deed includes all schedules and attachments to it; a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity and is a reference to that law as amended, consolidated or replaced; a statute includes any regulation, ordinance, by-law or other subordinate legislation made under it;

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 64 an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and a monetary amount is in Australian dollars; (g) an agreement on the part of two or more persons binds them jointly and each of them severally; (h) when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day; (i) a reference to time is to Sydney, Australia time; (j) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it; and (k) an obligation imposed by this deed on a party to use reasonable endeavours to ensure that an act or thing occurs or does not occur is to be read as including an obligation on that party to cause its subsidiaries to use reasonable endeavours to ensure that such act or thing occurs or does not occur, as the case may be. 1.3 Best and reasonable endeavours A reference to a party using or obligation on a party to use its best endeavours or reasonable endeavours or all reasonable endeavours does not oblige that party to: (a) pay money: in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of Advisers, to procure the relevant thing); or in circumstances that are commercially onerous or unreasonable in the context of this deed; (b) provide other valuable consideration to or for the benefit of any person; or (c) agree to commercially onerous or unreasonable conditions. 1.4 Consents or approvals If the doing of any act, matter or thing under this deed is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless expressly provided otherwise. 1.5 Knowledge, belief or awareness of Target (a) Certain statements made in this deed (including certain Target Warranties) are given and made by Target only on the basis of its knowledge, belief or awareness. For the purposes of this deed, Target’s knowledge, belief or awareness is limited to the actual knowledge, belief or awareness of those persons listed in the Disclosure Letter. The knowledge, belief or awareness of any person other than the persons identified in this clause 1.5(a) will not be imputed to Target. (b) None of the persons named in clause 1.5(a) will bear any personal liability in respect of the Target Warranties or otherwise under this deed.

Gilbert + Tobin Scheme Implementation Deed Schedule 1 – Dictionary | page | 65 1.6 Knowledge, belief or awareness of Bidder (a) References in this deed (including certain Bidder Warranties) to the Bidder’s knowledge, belief or awareness are limited to the actual knowledge, belief or awareness of those parties listed in the Disclosure Letter. The knowledge, belief or awareness of any person other than the persons identified in this clause 1.6(a) will not be imputed to Bidder. (b) None of the persons named in clause 1.6 will bear any personal liability in respect of the Bidder Warranties or otherwise under this deed.

Gilbert + Tobin Scheme Implementation Deed Schedule 2 | page | 66 Schedule 2 Indicative Timetable Event Date Target lodges Scheme Booklet with ASIC for review and comment Mid-June First Court Date Late June Dispatch Scheme Booklet to Target Shareholders Early July Scheme Meeting Mid-August Second Court Date Mid-August Effective Date Mid-August Scheme Record Date Late August Implementation Date Late August

Gilbert + Tobin Scheme Implementation Deed Schedule 3 | page | 67 Schedule 3 Bidder Warranties Bidder and Bidder Sub represents and warrants that: (a) (Status) each of Bidder and Bidder Sub is a validly existing corporation registered under the laws of its place of incorporation; (b) (Power and corporate authorisation) the execution and delivery of this deed has been properly authorised by all necessary corporate action and each of Bidder and Bidder Sub has full corporate power and lawful authority to execute and deliver this deed and the Deed Poll, and to perform or cause to be performed its obligations under this deed and the Deed Poll; (c) (Documents binding) this deed constitutes legal, valid and binding obligations on it and this deed does not result in a breach of or default under any deed or any writ, order or injunction, rule or regulation to which Bidder or Bidder Sub is a party or is bound; (d) (Transactions permitted) the execution and performance by it of this deed and each transaction contemplated by this deed did not and will not violate any provision of: a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on it or any of its Related Bodies Corporate; or its constituent documents. (e) (No Regulatory Approvals) so far as Bidder is aware, no Regulatory Approval is required to be obtained by Bidder or Bidder Sub in order for it to execute, deliver and perform this deed, other than those approvals set out in clause 3.1; (f) (no default) the execution and performance of this deed does not conflict with or result in the breach of or a default under: any provision of Bidder or Bidder Sub’s constitution or other constituent documents; or any writ, order or injunction, judgement, law, rule, ruling or regulation to which it is a party or subject or by which it or any other Bidder Group Member is bound; (g) (Bidder Information) the Bidder Information: has been prepared and provided to Target in accordance with clause 5.2(b) for inclusion in the Scheme Booklet in good faith and on the understanding that Target and its directors will rely on that information for the purposes of preparing the Scheme Booklet and proposing and implementing the Scheme; and complies in all material respects with the requirements of the Corporations Act, the Listing Rules and relevant ASIC regulatory guides (as applicable); (h) (Scheme Booklet) as at the date the Scheme Booklet is dispatched to Target Shareholders and in any supplementary disclosure made to Target Shareholders, the Bidder Information will not be misleading or deceptive in any material respect (whether by omission or otherwise) and will comply in all material respects with the

Gilbert + Tobin Scheme Implementation Deed Schedule 3 | page | 68 requirements of the Corporations Act, the Listing Rules and all relevant regulatory guides and other guidelines and requirements of ASIC; (i) (New information) Bidder and Bidder Sub will, as a continuing obligation, provide to Target all further or new information which arises after the Scheme Booklet has been dispatched to Target Shareholders until the date of the Scheme Meeting which is necessary to ensure that the Bidder Information is not misleading or deceptive in any material respect (including by way of omission); (j) (Statements of opinion or belief) any statement of opinion or belief contained in the Bidder Information is honestly held and there are reasonable grounds for Bidder and Bidder Sub holding that opinion or belief; (k) (Information provided to Independent Expert) all information provided by or on behalf of Bidder and/or Bidder Sub to the Independent Expert to enable the Independent Expert's Report to be included in the Scheme Booklet to be prepared and completed will not be misleading or deceptive in any material respect (whether by omission or otherwise) and will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purposes of preparing the Independent Expert's Report for inclusion in the Scheme Booklet; (l) (No Relevant Interest) as at the date of this deed and other than as disclosed in the “notice of initial substantial holder” lodged with ASX dated 24 February 2025: no Bidder Group Member nor any of their Associates have any Relevant Interest in any Target Shares; and no Bidder Group Member nor any of their Associates have entered into any agreement, arrangement or understanding that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring, or disposing of Target Shares or any assets of any Target Group Member (including cash-settled derivative contract, contracts for difference or other derivative contracts); (m) (No dealings with Target Shareholders) neither Bidder nor any of its Associates has any agreement, arrangement or understanding with any Target Shareholder under which: that Target Shareholder (or an Associate of that Target Shareholder) would be entitled to receive any collateral benefit in relation to the Scheme, or any consideration for their Target Shares that is different from the Scheme Consideration; or the Target Shareholder agrees to vote in favour of the Scheme (or against any Competing Proposal); (n) (No dealings with Target directors or employees) other than as disclosed to Target before the date of this deed and approved by the Target Board, neither Bidder nor any of its Associates has any agreement, arrangement or understanding with any director or employee of Target relating in any way to the Transaction or operations of Target after the Effective Date; (o) (Solvency) no Insolvency Event has occurred in relation to Bidder, Bidder Sub or another Bidder Group Member, nor has any regulatory action of any nature of which Bidder is aware been taken that would prevent or restrict Bidder or Bidder Sub’s ability to fulfil its obligations under this deed; and

Gilbert + Tobin Scheme Implementation Deed Schedule 3 | page | 69 (p) (Availability of funding– reasonable expectation at the date of this deed) at all times between the date of this deed and 8.00am on the Second Court Date, Bidder and Bidder Sub have a reasonable basis to expect that Bidder Sub will have available to it on the Implementation Date sufficient cash amounts (whether from internal cash resources or external funding arrangements or a combination of both) to satisfy Bidder and Bidder Sub's obligations to pay the Aggregate Scheme Consideration in accordance with its obligations under this deed, the Scheme and the Deed Poll; (q) (Availability of funding - unconditional at Second Court Date) by 8.00am on the Second Court Date, Bidder Sub will have available to it on an unconditional basis (other than conditions relating to, or which will cease to apply or be satisfied following, the Scheme becoming Effective or procedural matters or documentary requirements which, by their terms or nature, can only be satisfied or performed after the Scheme becomes Effective) sufficient cash amounts (whether from internal cash resources or external funding arrangements or a combination of both) to satisfy Bidder and Bidder Sub's obligations to pay the Aggregate Scheme Consideration in accordance with its obligations under this deed, the Scheme and the Deed Poll; and (r) (Availability of funding – available on Implementation Date) on the Implementation Date, Bidder Sub will have available to it on an unconditional basis sufficient cash amounts (whether from internal cash resources or external funding arrangements or a combination of both) to satisfy Bidder and Bidder Sub's obligation to pay the Aggregate Scheme Consideration in accordance with its obligations under this deed, the Scheme and the Deed Poll. (s) (No shareholder approvals) no approvals are required from shareholders of Bidder or Bidder Sub (or any class of them) in connection with the execution or performance of this deed. (t) (Subsidiary): Bidder Sub: is an indirect wholly-owned Subsidiary of Bidder; and all of the shares or other securities in Bidder Sub are legally and beneficially owned by Bidder or another wholly-owned Subsidiary of Bidder and no other person will have any right to be issued or transferred any share or other security in Bidder Sub.

Gilbert + Tobin Scheme Implementation Deed Schedule 4 | page | 70 Schedule 4 Target Warranties Target represents and warrants that: (a) (Status) Target is a validly existing corporation registered under the laws of its place of incorporation; (b) (Power and corporate authorisations) the execution and delivery of this deed by Target has been properly authorised by all necessary corporate action and Target has full corporate power and lawful authority to execute and deliver this deed and to perform or cause to be performed its obligations under this deed and the Scheme; (c) (Deed binding) this deed constitutes legal, valid and binding obligations on Target and the execution of this deed of itself does not result in a breach of or default under any agreement or deed or any writ, order or injunction, rule or regulation to which Target or any of its Subsidiaries is a party or to which they are bound; (d) (Transactions permitted) the execution and performance by it of this deed and each transaction contemplated by this deed did not and will not violate any provision of: a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on it or any of its Subsidiaries; or its constitution or other constituent documents. (e) (Solvency) no Insolvency Event has occurred in relation to a Target Group Member; (f) (Target Information) the Target Information: will be prepared and included in the Scheme Booklet in good faith; and will comply in all material respects with the requirements of the Corporations Act, Listing Rules and RG 60; (g) (Scheme Booklet) as at the date the Scheme Booklet is dispatched to Target Shareholders and in any supplementary disclosure made to Target Shareholders, the Target Information will not be misleading or deceptive in any material respect (whether by omission or otherwise, after regard is had to the content of the Bidder Information and the Independent Expert's Reports); (h) (Reliance) The Target Information will be included on the understanding that Bidder and its directors will rely on that information for the purposes of considering and approving the Bidder Information in the Scheme Booklet, before it is dispatched and implementing the Scheme; (i) (New Information) Target will, as a continuing obligation (but in respect of the Bidder Information, only to the extent that Bidder provides Target with updates to the Bidder Information), ensure that the Scheme Booklet is updated or supplemented to include all further or new information which arises after the Scheme Booklet has been despatched to Target Shareholders until the date of the Scheme Meeting which is necessary to ensure that the Scheme Booklet is not misleading or deceptive in any material respect (including by way of omission);

Gilbert + Tobin Scheme Implementation Deed Schedule 4 | page | 71 (j) (No Regulatory Approvals) so far as the Target is aware, other than the approvals contemplated by this deed, no Regulatory Approvals are required to be obtained by any Target Group Member in order for the Scheme to be implemented; (k) (Capital structure): the issued capital of Target comprises: (A) 631,657,153 Target Shares (as at the date of this deed); and (B) 4,375,628 Target Share Rights (as at the date that is two calendar days prior to the date of this deed). and there are no other Target options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers or agreements to issue any of the foregoing) that may convert into Target Shares (other than in connection with the treatment of the Target Equity Incentives as contemplated by clause 4.3); and there have been no new Target Share Rights issued since the date that is two calendar days prior to the date of this deed. (l) (Target Equity Incentives) the terms and conditions of the Target Equity Incentives are Fairly Disclosed in the Due Diligence Materials; (m) (Transaction bonus or payments) the Target has Fairly Disclosed any bonus, retention bonus, transaction bonus, special exertion payment, termination payment or similar extraordinary payment or acceleration of compensation or benefit that is payable to a person in connection with the Transaction; (n) (interest) the Due Diligence Materials set out details of any company, partnership, trust, joint venture, body corporate or other enterprise in which the Target Group owns or otherwise holds any material interest; (o) (No material breach of laws) the Target Group has complied in all material respects with all laws and regulations applicable to them (or orders of any Government Agency having jurisdiction over them); (p) (Insurance) the Due Diligence Materials contain particulars of all current insurance policies and cover notes taken out in respect of each Target Group Member. (q) (Accounts) the financial statements of the Target Group included in its annual report for the year ended 30 June 2024: have been prepared in accordance with the requirements of the Corporations Act and any other applicable laws and in accordance with the “Accounting Standards” (as defined in the Corporations Act); and give a true and fair view in all material respects of the consolidated financial position of the Target Group as of each of those respective dates and of the performance of the Target Group for the periods to which those financial statements relate; (r) (External costs) as at the date of this deed, Target has Fairly Disclosed in the Disclosure Letter the total costs paid, payable or incurred in relation to the Scheme or the Transaction to any financial adviser or any other adviser with a success or contingent fee and otherwise Fairly Disclosed an estimate for all other material

Gilbert + Tobin Scheme Implementation Deed Schedule 4 | page | 72 external costs paid, payable or incurred in relation to the Scheme or the Transaction (including all legal, financial, printing, shareholder communication and any other costs) (for the purposes of this clause, costs in excess of $150,000 shall be considered material); (s) (Tax) the Target Group has complied in all material respects with all tax laws. (t) (Litigation) As at the date of this deed, no Target Group Member, nor any asset, property or business of any Target Group Member, is subject to any judgment, order, writ, injunction or decree of any Court, Government Agency or arbitration tribunal and: there are no material disputes, actions, suits, arbitrations, legal or administrative proceedings pending, or to the knowledge of the Target Group, threatened or anticipated against any Target Group Member; no Target Group Member is the subject of any pending investigations; and since 1 January 2023, the Target Group has not received any written notification, communication or actual or pending Claim from any Governmental Agency, and no such Claim is pending or anticipated, except as would not reasonably be expected to be material to the Target Group; (u) (Continuous disclosure) Target has complied in all material respects with its continuous disclosure obligations under ASX Listing Rule 3.1 and, other than in relation to this Transaction, it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure (other than the information in relation to the Transaction); (v) (Material Contracts): the Target has disclosed in the Due Diligence Materials copies of: (A) the contracts to which a Target Group Member is a party that comprise the top 20 customer contracts of the Target Group by value for calendar year 2024 and top 20 supply or service contracts of the Target Group by value for the period 1 July 2025 to 14 April 2025; (B) so far as the Target is aware, having made reasonable enquiries, any contract that limits or restricts in any material respect, the ability of a Target Group Company to engage in any line of business or carry on business in any geographic area or the scope of persons to whom a Target Group Company may sell products or conduct business, including pursuant to any “most favoured nation” or “exclusivity” provisions, rights of first refusal, rights of first negotiation or similar rights to any person, where such limitation or restriction would have or would be reasonably likely to have a material impact on the Target Group; and (C) any material contract or commitment which includes a provision (such as a change of control provision) that entitles a counterparty to terminate the contract as a result of the Transaction, where the termination of that contract would have or would be reasonably likely to have a material impact on the Target Group;

Gilbert + Tobin Scheme Implementation Deed Schedule 4 | page | 73 (ii) Target has disclosed in writing to Bidder a substantially accurate summary, or copy, of all material commercial arrangements between a Target Group Member or a Nine Group Member; and each Target Group Member that is a party to a Material Contract is materially in compliance with the terms of that Material Contract; (w) (Third Party Rights) as far as the Target is aware, there is no Material Contract to which a Target Group Member is party in respect of which, as a result of the announcement and/or implementation of the Transaction, that Target Group Member is or will be required to obtain the consent of a counterparty, or a counterparty is or will be entitled to be provided with a notification, or a counterparty is or will be entitled, or has asserted any right, to (in all cases whether absolutely or contingently): terminate, vary the terms of or accelerate the performance of obligations under the contract or understanding; acquire or require the disposal of any interest in or alter the terms of investment in any one or more companies, businesses, trusts, assets or shares held by the Target Group; or without limiting (i), require the payment or repayment, immediately or earlier than the payment or repayment date would otherwise have been, of any monies borrowed or raised by, or any other monetary obligations of any member of the Target Group; (x) (No threatened termination) Target is not aware of any intention or proposal by or on behalf of a third party to exercise a right referred to in clause (w) above (whether or not as a result of the Transaction); (y) (No knowledge of Material Adverse Change) as at the date of this deed, Target is not aware of any information relating to the Target Group or its respective businesses or operations as at the date of this deed that has or could reasonably be expected to give rise to a Material Adverse Change that has not been Fairly Disclosed in the Disclosure Letter or Due Diligence Materials; and (z) (Disclosure Material) the Disclosure Letter and Due Diligence Materials were compiled in good faith and with reasonable care and: the Due Diligence Materials are not misleading in any material respect (including by omission); and Target has not intentionally or recklessly withheld from the Disclosure Letter and Due Diligence Materials (including in response to Bidder’s due diligence requests) any information which, if disclosed, might reasonably be expected to affect the decision of Bidder to enter into this deed and complete the Transaction on the terms of this deed.

Gilbert + Tobin Scheme Implementation Deed Schedule 5 | page | 74 Schedule 5 Scheme of arrangement

Gilbert G + Tobin Scheme of arrangement Domain Holdings Australia Ltd Each Scheme Shareholder e f a ent ain l i gs ustralia t ch e ar ol r

Gilbert + Tobin Contents Page 1 Defined terms and interpretation 1 1.1 Definitions in the Dictionary 1 1.2 Interpretation 1 2 Preliminary matters 1 3 Conditions 2 3.1 Conditions to this Scheme 2 3.2 Certificate 2 4 The Scheme 2 5 Implementation of the Scheme 3 5.1 Lodgement of Scheme Order with ASIC 3 5.2 Transfer of Scheme Shares 3 6 Scheme Consideration 4 6.1 Entitlement to Scheme Consideration 4 6.2 Provision of Scheme Consideration 4 6.3 Splitting 5 6.4 Joint holders 6 6.5 Fractional entitlements 6 6.6 Unclaimed monies 6 6.7 Remaining monies (if any) in Trust Account 6 6.8 Orders of a Court or Governmental Agency 7 7 Dealings in Target Shares 7 7.1 Determination of Scheme Shareholders 7 7.2 Register 8 7.3 Effect of share certificates and holding statements 8 7.4 No disposals after Scheme Record Date 8 8 Quotation of Target Shares 8 9 General Scheme provisions 9 9.1 Appointment of agent and attorney 9

Gilbert + Tobin 9.2 Enforcement of Deed Poll 9 9.3 Scheme Shareholders' agreements 9 9.4 Warranty by Scheme Shareholders 10 9.5 Title to Scheme Shares 10 9.6 Appointment of sole proxy 10 9.7 Notices 11 9.8 Inconsistencies 11 9.9 No liability when acting in good faith 11 9.10 Further assurance 11 9.11 Alterations and conditions 11 9.12 Consent 12 9.13 Notices 12 9.14 Duty 12 9.15 Governing Law 12 Schedule 1 Dictionary 13

Gilbert + Tobin page | 1 Date: Parties 1 Domain Holdings Australia Ltd (ACN 094 154 364) of Level 5, 100 Harris Street Pyrmont, NSW 2009, Australia (Target) 2 Each Scheme Shareholder 1 Defined terms and interpretation 1.1 Definitions in the Dictionary A term or expression starting with a capital letter: (a) which is defined in the Dictionary in Schedule 1, has the meaning given to it in the Dictionary; and (b) which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act. 1.2 Interpretation The interpretation clause in Schedule 1 sets out rules of interpretation for this deed. 2 Preliminary matters (a) Target is a public company limited by shares and is admitted to the official list of ASX. Target Shares are quoted for trading on ASX. (b) Target had on issue or had granted (as applicable): (i) Target Shares as at the date of the Implementation Deed; and (ii) 4,375,628 Target Share Rights as at the date that is two calendar days prior to the date of the Implementation Deed. (c) CoStar Group, Inc. (Bidder) is a corporation incorporated under the laws of the State of Delaware. (d) Andromeda Australia SubCo Pty Limited (ACN 684 354 265) (Bidder Sub) is an Australian private company limited by shares. (e) On [•], Bidder, Bidder Sub and Target entered into the Implementation Deed pursuant to which, amongst other things, Target has agreed to propose this Scheme to the Scheme Shareholders, and each of Target, Bidder and Bidder Sub have agreed to take certain steps to give effect to this Scheme. (f) If this Scheme becomes Effective: (i) Bidder Sub must provide or procure the provision of the Scheme Consideration to the Scheme Shareholders in accordance with its obligations under the terms of this Scheme and the Deed Poll; and

Gilbert + Tobin page | 2 (ii) all the Scheme Shares and all of the rights and entitlements attaching to them on the Implementation Date will be transferred to Bidder Sub and Target will enter the name of Bidder Sub in the Target Share Register. (g) Bidder and Bidder Sub have entered into the Deed Poll for the purposes of covenanting in favour of Scheme Shareholders to perform all actions attributed to them under this Scheme. 3 Conditions 3.1 Conditions to this Scheme This Scheme is conditional upon, and will have no force or effect until, the satisfaction of each of the following conditions precedent: (a) as at 8.00am on the Second Court Date, each of the conditions set out in clause 3.1 of the Implementation Deed (other than the condition relating to the approval of the Court set out in clause 3.1(e) of the Implementation Deed) have been satisfied or waived in accordance with the terms of the Implementation Deed; (b) as at 8.00am on the Second Court Date, neither the Implementation Deed nor the Deed Poll have been terminated in accordance with their terms; (c) the Court approves this Scheme under section 411(4)(b) of the Corporations Act either unconditionally or subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and that are agreed to by Bidder and Target (such agreement not to be unreasonably withheld or delayed); (d) subject to clause 9.11, such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to the Scheme, and that are agreed to by Bidder and Target (such agreement not to be unreasonably withheld or delayed), have been satisfied or waived; and (e) the coming into effect of the Scheme Order, in accordance with section 411(10) of the Corporations Act, on or before the End Date. 3.2 Certificate (a) Target will provide to the Court on the Second Court Date certificates signed by Bidder, Bidder Sub and Target (or such other evidence as the Court requests) confirming (in respect of matters within their knowledge) whether or not the conditions in clauses 3.1(a) and 3.1(b) of this Scheme have been satisfied or waived in accordance with the terms of the Implementation Deed as at 8.00am on the Second Court Date. (b) The certificates referred to in clause 3.2(a) constitute, in the absence of manifest error, conclusive evidence that such conditions precedent were satisfied, waived or taken to be waived. 4 The Scheme (a) Subject to clause 3.1, this Scheme takes effect, pursuant to section 411(10) of the Corporations Act, for all purposes on and from the Effective Date.

Gilbert + Tobin page | 3 (b) This Scheme will lapse and be of no further force or effect if, and each of Bidder, Bidder Sub and Target are released from further obligation to take steps to implement the Scheme, if: (i) the Effective Date has not occurred on or before the End Date; or (ii) the Implementation Deed or the Deed Poll is terminated in accordance with its terms, unless Target and Bidder otherwise agree in writing. 5 Implementation of the Scheme 5.1 Lodgement of Scheme Order with ASIC If the conditions in clauses 3.1(a) to 3.1(e) are satisfied or waived, Target must lodge with ASIC, in accordance with section 411(10) of the Corporations Act, an office copy of the Scheme Order approving this Scheme as soon as possible after, and in any event by 5.00pm on the first Business Day after, the day on which the Court approves this Scheme. 5.2 Transfer of Scheme Shares Subject to this Scheme becoming Effective, the following actions will occur (in the order set out below): (a) Bidder Sub will deposit (or procure the deposit of) the Scheme Consideration in the manner contemplated by clause 6.2(a); and (b) on the Implementation Date: (i) the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to Bidder Sub, without the need for any further act by any Scheme Shareholder (other than acts performed by Target as attorney and agent for Scheme Shareholders under clause 9) by: (A) Target delivering to Bidder Sub a duly completed Scheme Transfer (and one or more Scheme Transfers can be a master transfer of all or part of all of the Scheme Shares), executed on behalf of the Scheme Shareholders by Target (including as attorney or agent), for registration; and (B) Bidder Sub duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Target for registration; and (c) immediately following receipt of the Scheme Transfer in accordance with clause 5.2(b)(i)(B) or the transfer being effected under section 1074D of the Corporations Act (as the case may be), Target must enter, or procure the entry of, the name of Bidder Sub in the Target Share Register in respect of all the Scheme Shares transferred to Bidder Sub in accordance with this Scheme.

Gilbert + Tobin page | 4 6 Scheme Consideration 6.1 Entitlement to Scheme Consideration On the Implementation Date, in consideration for the transfer to Bidder Sub of the Scheme Shares, each Scheme Shareholder will be entitled to the Scheme Consideration in respect of each of their Scheme Shares, subject to the terms of this Scheme. 6.2 Provision of Scheme Consideration (a) Bidder Sub must, by no later than 5.00pm on the day that is two Business Days before the Implementation Date, deposit (or procure the deposit) in cleared funds into the Trust Account an amount equal to the aggregate amount of the Scheme Consideration payable to all Scheme Shareholders (less the Withholding Amount as defined in clause 6.2(g) to the extent applicable), provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Bidder Sub’s account. (b) Subject to Bidder Sub having complied with clause 6.2(a), Target must, on the Implementation Date and from the Trust Account, pay or procure the payment to each Scheme Shareholder the Scheme Consideration attributable to that Scheme Shareholder, based on the number of Scheme Shares held by that Scheme Shareholder as at the Scheme Record Date. (c) Target's obligation under clause 6.2(b) will be satisfied by Target (in its absolute discretion): (i) where a Scheme Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Target Registry to receive dividend payments from Target by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount of Australian currency by electronic means in accordance with that election; (ii) paying, or procuring the payment of, the relevant amount in Australian currency by electronic means to a bank account nominated by the Scheme Shareholder by an appropriate authority from the Scheme Shareholder to Target; or (iii) whether or not the Scheme Shareholder has made an election referred to in clause 6.2(c)(i) or a valid nomination referred to in clause 6.2(c)(ii), dispatching, or procuring the dispatch of, a cheque in Australian currency to the Scheme Shareholder by prepaid post to their address shown in the Target Share Register as at the Scheme Record Date, such cheque being drawn in the name of the Scheme Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 6.4), for the relevant amount. (d) To the extent that, following the satisfaction of Target’s obligations under clause 6.2(b), there is a surplus in the amount held by Target as trustee for the Scheme Shareholders in the Trust Account referred to in that clause, that surplus may be paid by Target to Bidder Sub. (e) The Scheme Consideration payable to each Scheme Shareholder with a Registered Address in any jurisdiction where payment by cheque is not permitted will be paid to a bank account nominated by that Scheme Shareholder. If a

Gilbert + Tobin page | 5 Scheme Shareholder with a Registered Address in those jurisdictions has not nominated a bank account for the receipt of payments, Target may hold payment of the Scheme Consideration owed to that Scheme Shareholder until a valid bank account has been nominated by an appropriate authority from the Scheme Shareholder to Target. (f) If, following satisfaction of Bidder Sub’s obligations under clause 6.2(a) but prior to the occurrence of all of the events described in clause 5, this Scheme lapses under clause 4(b): (i) Target must immediately repay (or cause to be repaid) to or at the direction of Bidder Sub the funds that were deposited in the Trust Account plus any interest on the amounts deposited (less bank fees and other charges); (ii) the obligation to transfer Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, to Bidder Sub under clause 5 will immediately cease; (iii) Bidder Sub must return the Scheme Transfers, if provided pursuant to clause 5; and (iv) Target is no longer obliged to enter, or procure the entry of, the name of Bidder Sub in the Target Share Register in accordance with clause 5. (g) If Bidder Sub is required by section 260-5 or Subdivision 14-D of Schedule 1 to the Taxation Administration Act 1953 (Cth) or section 255 of the Income Tax Assessment Act 1936 (Cth) (or equivalent provisions) to pay to a Government Agency an amount in respect of the acquisition of the Scheme Shares from a Scheme Shareholder (the Withholding Amount), Bidder Sub is permitted to deduct the Withholding Amount from the Scheme Consideration otherwise payable to those Scheme Shareholders and remit such amounts to the Government Agency. The aggregate sum payable shall not be increased to reflect the deduction of the Withholding Amount and the net amount payable to those Scheme Shareholders to whom the Withholding Amount relates shall be taken to be in full and final satisfaction of the amounts owing to those Scheme Shareholders. Bidder Sub must pay any Withholding Amount in the time required by law and, if requested in writing by the relevant Scheme Shareholder, provide a receipt or other appropriate evidence of such payment (or procure the provision of such receipt of other evidence) to the relevant Scheme Shareholder. 6.3 Splitting If Bidder is of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds Target Shares which results in a fractional entitlement to Scheme Consideration have, before the Scheme Record Date, been party to a shareholding splitting or division (or some other abusive or improper conduct) in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scheme Consideration, Bidder may direct Target to give notice to those Scheme Shareholders: (a) setting out the names and Registered Addresses of all of them; (b) stating that opinion; and (c) attributing to one of them specifically identified in the notice the Target Shares held by all of them,

Gilbert + Tobin page | 6 and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Target Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Target Shares. Bidder Sub, in complying with the other provisions of this Scheme relating to it in respect of the Scheme Shareholder specifically identified in the notice as the deemed holder of all the specified Scheme Shares, will be taken to have satisfied and discharged its obligations to the other Scheme Shareholders named in the notice under the terms of this Scheme. 6.4 Joint holders In the case of Scheme Shares held in joint names: (a) any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Target, the holder whose name appears first in the Target Share Register as at the Scheme Record Date or the joint holders; and (b) any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Target, the holder whose name appears first in the Target Share Register as at the Scheme Record Date or to the joint holders. 6.5 Fractional entitlements Where the calculation of the Scheme Consideration to be provided to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a cent, that fractional entitlement will be rounded down to the nearest whole cent. 6.6 Unclaimed monies (a) The Unclaimed Money Act 1995 (NSW) will apply in relation to any Scheme Consideration which becomes ‘unclaimed money’ (as defined in section 7 of the Unclaimed Money Act 1995 (NSW)). (b) Any interest or other benefit accruing from unclaimed Scheme Consideration will be to the benefit of Bidder. (c) Target may cancel a cheque issued under this clause 6.5 if the cheque: (i) is returned to Target or the Target Registry; or (ii) has not been presented for payment within six months after the date on which the cheque was sent. (d) During the period of one year commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Target (or the Target Registry) (which request may not be made until the date which is 20 Business Days after the Implementation Date), Target must reissue a cheque that was previously cancelled under this clause 6.5. 6.7 Remaining monies (if any) in Trust Account To the extent that, following satisfaction of Target’s obligations under the other provisions of clause 5 and this clause 6 and provided Bidder Sub has by that time acquired the Scheme Shares in accordance with this Scheme, there is a surplus in the Trust Account, then subject to compliance with applicable laws, the other terms of this Scheme, the Deed Poll and the Implementation Deed, that surplus (less any bank fees and related

Gilbert + Tobin page | 7 charges) shall be paid by Target (or the Target Registry on Target’s behalf) to Bidder Sub. 6.8 Orders of a Court or Governmental Agency (a) If written notice is given to Target (or the Target Registry) of an order or direction made by a court or Governmental Agency that: (i) requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder by Target in accordance with clause 6 then Target shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or (ii) prevents Target from providing consideration to any particular Scheme Shareholder in accordance with clause 6, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Target shall be entitled to (as applicable) retain an amount equal to the number of Scheme Shares held by that Scheme Shareholder multiplied by the Scheme Consideration, until such time as payment in accordance with this clause 6 is permitted by that (or another) order or direction or otherwise by law. (b) To the extent that amounts are so deducted or withheld in accordance with clause 6.8(a), such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted as required. 7 Dealings in Target Shares 7.1 Determination of Scheme Shareholders To establish the identity of the Scheme Shareholders, dealings in Target Shares or other alterations to the Target Share Register will only be recognised by Target if: (a) in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Target Share Register as the holder of the relevant Target Shares on or before the Scheme Record Date; and (b) in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before 5.00pm on the Scheme Record Date at the place where the Target Share Register is located (in which case Target must register such transfers or transmission applications before 7.00pm on that day), and Target will not accept for registration, nor recognise for the purpose of establishing the persons who are Scheme Shareholders nor for any other purpose (other than a transfer to Bidder Sub pursuant to this Scheme and any subsequent transfer by Bidder Sub or its successors in title), any transfer or transmission application in respect of Target Shares received after such times, or received prior to such times but not in registrable or actionable form (as appropriate).

Gilbert + Tobin page | 8 7.2 Register (a) Target will, until the Scheme Consideration has been provided and the name and address of Bidder Sub has been entered in the Target Share Register as the holder of all of the Scheme Shares, maintain, or procure the maintenance of, the Target Share Register in accordance with the provisions of this clause 7.2. The Target Share Register in this form and the terms of the Scheme will solely determine entitlements to the Scheme Consideration. (b) As from the Scheme Record Date, each entry in the Target Share Register (other than entries in the Target Share Register in respect of Bidder Sub and subsequent transferees or any Excluded Shareholder) will cease to have effect, except as evidence of the entitlements of Scheme Shareholders to the Scheme Consideration in respect of those Target Shares. (c) As soon as possible after the Scheme Record Date, and in any event within two Business Days after the Scheme Record Date, Target will ensure that details of the names, registered addresses and holdings of Target Shares for each Scheme Shareholder as shown in the Target Share Register as at the Scheme Record Date are available to Bidder Sub in the form Bidder Sub reasonably requires. 7.3 Effect of share certificates and holding statements As from the Scheme Record Date (and other than for Bidder Sub or any Excluded Shareholder following the Implementation Date), all share certificates and holding statements for Scheme Shares (other than statements of holding in favour of Bidder Sub or any Excluded Shareholder) will cease to have effect as documents of title in respect of those Scheme Shares. 7.4 No disposals after Scheme Record Date If this Scheme becomes Effective, each Scheme Shareholder, and any person claiming through that Scheme Shareholder, must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them after 5.00pm on the Scheme Record Date (other than to Bidder Sub in accordance with this Scheme and any subsequent transfers by Bidder Sub to its successors in title), and any attempt to do so will have no effect and Target shall be entitled to disregard any such disposal, purported disposal or agreement. 8 Quotation of Target Shares (a) Target must apply to ASX to suspend trading of Target Shares on the ASX with effect from the close of trading on the Effective Date. (b) On a date after the Implementation Date to be determined by Bidder, Target must apply: (i) for termination of the official quotation of Target Shares on the ASX; and (ii) to have itself removed from the official list of the ASX.

Gilbert + Tobin page | 9 9 General Scheme provisions 9.1 Appointment of agent and attorney (a) On this Scheme becoming Effective, each Scheme Shareholder, without the need for any further act by that Scheme Shareholder, irrevocably appoints Target as its agent and attorney for the purposes of: (i) doing all things and executing and delivering all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the terms of this Scheme and the transactions contemplated by it, including, without limitation, the effecting of a valid transfer or transfers (or the execution and delivery of any Scheme Transfer) under clause 5.2(b)(i); (ii) enforcing the Deed Poll against Bidder and Bidder Sub, and Target accepts such appointment. (b) Target, as agent and attorney of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 9.1 to all or any of its directors and officers (jointly, severally, or jointly and severally). 9.2 Enforcement of Deed Poll Target undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against Bidder and/or Bidder Sub (as applicable on behalf of and as agent and attorney for the Scheme Shareholders). 9.3 Scheme Shareholders' agreements Under this Scheme, each Scheme Shareholder: (a) irrevocably agrees to the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, to Bidder Sub in accordance with the terms of this Scheme; (b) irrevocably agrees to the variation, cancellation or modification of the rights attached to their Scheme Shares constituted by or resulting from this Scheme; (c) irrevocably acknowledges that this Scheme binds Target and all Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Target; (d) agrees, if they hold their Scheme Shares in a CHESS Holding, to conversion of their Scheme Shares to an Issuer Sponsored Subregister and irrevocably authorises the Target to do anything necessary or desirable (whether required by the ASX Settlement Rules or otherwise) to effect or facilitate such conversion; and (e) irrevocably consents to Target and Bidder Sub doing all things and executing all deeds, instruments, transfers or other documents as may be necessary, incidental or expedient to the implementation and performance of this Scheme, without the need for any further act by that Scheme Shareholder.

Gilbert + Tobin page | 10 9.4 Warranty by Scheme Shareholders (a) Each Scheme Shareholder is deemed to have warranted to Target and Bidder Sub on the Implementation Date, and to the extent enforceable, to have appointed and authorised Target as that Scheme Shareholder's agent and attorney to warrant to Bidder Sub, that: (i) all their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) will, at the date of the transfer of them to Bidder Sub pursuant to this Scheme, be fully paid and free from all mortgages, charges, security interests (including any 'security interests' within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)), liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; (ii) they have full power and capacity to sell and to transfer their Scheme Shares (together with all rights and entitlements attaching to those Scheme Shares) to Bidder Sub pursuant to this Scheme; and (iii) it has no existing right to be issued any Target Shares or any other Target equity securities, options or rights exercisable into Target Shares, Target convertible notes or any other Target securities. (b) Target undertakes in favour of each Scheme Shareholder that it will provide such warranty, to the extent enforceable, to Bidder Sub on behalf of that Scheme Shareholder. 9.5 Title to Scheme Shares (a) Immediately upon the deposit of the Scheme Consideration in the manner contemplated by clause 6.2(a), Bidder Sub will be beneficially entitled to the Scheme Shares transferred to it under this Scheme pending registration by Target of Bidder Sub in the Target Share Register as the holder of the Scheme Shares. (b) To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Bidder Sub will, at the time of transfer of them to Bidder Sub, vest in Bidder Sub free from all mortgages, charges, security interests (including any 'security interests' within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)), liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind. 9.6 Appointment of sole proxy Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder, in the manner contemplated by clause 6.2(a), and until Bidder Sub is registered in the Target Share Register as the holder of all Scheme Shares, each Scheme Shareholder: (a) without the need for any further act by that Scheme Shareholder, irrevocably appoints Bidder Sub as its proxy to (and irrevocably appoints Bidder Sub as its attorney and agent for the purpose of appointing any director or officer of Bidder Sub as that Target Shareholder’s proxy and, where appropriate, its corporate representative to): (i) attend shareholders' meetings of Target;

Gilbert + Tobin page | 11 (ii) exercise the votes attaching to the Target Shares registered in the name of the Target Shareholder; and (iii) sign any Target Shareholders' resolution; (b) acknowledges that no Scheme Shareholder may itself attend or vote at any meetings of Target Shareholders or sign any Target Shareholders’ resolution, whether in person, by proxy or by corporate representative (other than pursuant to clause 9.6(a)); (c) must take all other actions in the capacity of Target Shareholder as Bidder Sub reasonably directs; and (d) acknowledges and agrees that in exercising the powers conferred in clause 9.6(a), Bidder Sub and any person nominated by Bidder Sub under clause 9.6(a) may act in the best interests of Bidder Sub as the intended registered holder of the Scheme Shares. 9.7 Notices (a) Where a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Target, it will not be deemed to be received in the ordinary course of post or on a date other than the date (if any) on which it is actually received at Target's registered office or at the Target Registry as the case may be. (b) The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by a Target Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting. 9.8 Inconsistencies This Scheme binds Target and all Scheme Shareholders, and to the extent of any inconsistency, overrides the Target constitution. 9.9 No liability when acting in good faith Each Scheme Shareholder agrees that neither Bidder, Bidder Sub nor Target, nor any director, officer, secretary or employee of any of those companies, will be liable for anything done or omitted to be done in good faith in the performance of this Scheme and the transactions contemplated by it. 9.10 Further assurance (a) Each Scheme Shareholder and Target will do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the terms of this Scheme and the transactions contemplated by it. (b) Without limiting Target’s other powers under this Scheme, Target has power to do all things that it considers necessary or desirable to give effect to this Scheme and the transactions contemplated by it. 9.11 Alterations and conditions If the Court proposes to approve this Scheme subject to any conditions or alterations under section 411(6) of the Corporations Act, Target may, by its counsel or solicitors, and with the prior consent of Bidder:

Gilbert + Tobin page | 12 (a) consent on behalf of all persons concerned, including each Scheme Shareholder, to those alterations or conditions; and (b) each Scheme Shareholder agrees to any such alterations or conditions which Target has consented. 9.12 Consent Each of the Scheme Shareholders consents to Target doing all things necessary or incidental to the implementation of this Scheme, whether on behalf of the Scheme Shareholders, Target or otherwise. 9.13 Notices (a) If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Target, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Target’s registered office or at the office of the Target Registry. (b) The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by a Target Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting. 9.14 Duty Bidder Sub will: (a) pay all duty (including stamp duty and any related fines, penalties and interest) payable on or in connection with the transfer by the Scheme Shareholders of the Scheme Shares to Bidder Sub pursuant to this Scheme or the Deed Poll); and (b) indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 9.14(a). 9.15 Governing Law (a) This Scheme is governed by and will be construed according to the laws of New South Wales. (b) Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and of the courts of appeal from them in connection with matters concerning this document. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process have been brought in an inconvenient forum.

Gilbert + Tobin Schedule 1 – Dictionary | page | 13 Schedule 1 Dictionary 1 Dictionary In this deed: ASIC means the Australian Securities and Investments Commission. ASX means ASX Limited (ABN 98 008 624 691) or, if the context requires, the financial market operated by it. Bidder means CoStar Group, Inc. of 1201 Wilson Boulevard, Arlington, VA 22209, USA . Bidder Group means Bidder and each of its Related Bodies Corporate (excluding, at any time, Target and its Subsidiaries to the extent that Target and its Subsidiaries are Subsidiaries of Bidder at that time). Bidder Sub means Andromeda Australia SubCo Pty Limited (ACN 684 354 265) of 2 Level 25 100 Miller Street, North Sydney NSW 2060. Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney, New South Wales or Washington D.C., United States. CHESS means the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited. Corporations Act means the Corporations Act 2001 (Cth), as amended by any applicable ASIC class order, ASIC legislative instrument or ASIC relief. Court means the Supreme Court of New South Wales or any other court of competent jurisdiction under the Corporations Act as the parties may agree in writing. Deed Poll means the deed poll dated [•] under which Bidder and Bidder Sub covenants in favour of the Scheme Shareholders to perform all actions attributed to it under this Scheme. Effective means, when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to that Scheme. Effective Date means the date on which this Scheme becomes Effective. End Date means the later of: (a) date that is 9 months after the date of the Implementation Deed; and (b) such other date and time agreed in writing between Bidder and Target. Excluded Shareholder means any Target Shareholder who is a member of the Bidder Group or any Target Shareholder who holds any Target Shares on behalf of, or for the benefit of, any member of the Bidder Group and does not hold Target Shares on behalf of, or for the benefit of, any other person, in each case, as at the Scheme Record Date. Government Agency means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body,

Gilbert + Tobin Schedule 1 – Dictionary | page | 14 department, commission, authority, tribunal, agency, competition authority or entity and includes any minister, Australian Taxation Office, Foreign Investment Review Board, ASIC, ASX and any regulatory organisation established under statute or any stock exchange. Implementation Date means, with respect to the Scheme, the fifth Business Day, or such other Business Day as Bidder and Target agree, following the Scheme Record Date. Implementation Deed means the scheme implementation deed dated [•] between Bidder, Bidder Sub and Target, as amended or restated from time to time, relating to the implementation of this Scheme. Permitted Special Dividend has the meaning given to that term in the Implementation Deed. Related Body Corporate has the meaning given in section 50 of the Corporations Act and includes any body corporate that would be a related body corporate if section 48(2) of the Corporations Act was omitted. Registered Address means, in relation to a Target Shareholder, the address shown in the Target Share Register as at the Scheme Record Date. Scheme means this scheme of arrangement pursuant to Part 5.1 of the Corporations Act proposed between Target and the Scheme Shareholders in respect of all Scheme Shares, as set out in this document subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and that are approved in writing by Bidder and Target. Scheme Consideration has the meaning given in clause 4.2(a) of the Scheme Implementation Deed, being $4.43 per Scheme Share as reduced in accordance with clause 4.4(c) of the Scheme Implementation Deed. Scheme Meeting means the meeting of Target Shareholders (other than Excluded Shareholders) ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting. Scheme Order means the orders of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act) in relation to this Scheme. Scheme Record Date means, in respect of this Scheme, 5.00pm on the third Business Day (or such other Business Day as the parties agree in writing) following the Effective Date. Scheme Share means a Target Share held by a Scheme Shareholder as at the Scheme Record Date (but, for the avoidance of doubt, does not include any Target Share held by an Excluded Shareholder). Scheme Shareholder means a Target Shareholder as at the Scheme Record Date, other than an Excluded Shareholder. Scheme Transfer means, in relation to each Scheme Shareholder, a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Bidder Sub as transferee, which may be a master transfer of all or part of all of the Scheme Shares.

Gilbert + Tobin Schedule 1 – Dictionary | page | 15 Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving this Scheme is heard or scheduled to be heard or, if the application is adjourned for any reason, means the date on which the adjourned application is heard or scheduled to be heard. Subsidiary has the meaning given to that term in section 46 of the Corporations Act. takes effect or taking effect means on and from the first time when an office copy of the Scheme Order approving the Scheme pursuant to section 411(4)(b) of the Corporations Act is lodged with ASIC pursuant to section 411(10) of the Corporations Act. Target means Domain Holdings Australia Ltd (ACN 094 154 364). Target Registry means MUFG Corporate Markets (AU) Limited, or any replacement share registry services provider to Target. Target Share Register means the register of members of Target maintained by or on behalf of Target in accordance with section 168(1) of the Corporations Act. Target Share means a fully paid ordinary share in the capital of Target. Target Share Rights means an entitlement to a Target Share (or, in certain circumstances, to a cash payment in lieu of a Target Share) subject to applicable terms and conditions. Target Shareholder means each person who is registered in the Target Share Register as a holder of Target Shares. Trust Account means an Australian dollar denominated trust account with an Authorised Deposit-taking institution operated by the Target (or the Target Registry) as trustee for the benefit of the Scheme Shareholders. 2 Interpretation In this Scheme, except where the context otherwise requires: (a) headings are for convenience only and do not affect the interpretation of this Scheme; (b) the singular includes the plural and vice versa; (c) words that are gender neutral or gender specific include each gender; (d) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings; (e) the words 'such as', 'including', 'particularly' and similar expressions are not used as, nor are intended to be, interpreted as words of limitation; (f) a reference to: a person includes a natural person, partnership, joint venture, government agency, association, corporation, trust or other body corporate; a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

Gilbert + Tobin Schedule 1 – Dictionary | page | 16 a party includes its agents, successors and permitted assigns; a document includes all amendments or supplements to that document; a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this Scheme; this Scheme includes all schedules and attachments to it; a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity and is a reference to that law as amended, consolidated or replaced; a statute includes any regulation, ordinance, by-law or other subordinate legislation made under it; an agreement other than this Scheme includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and a monetary amount is in Australian dollars; (g) an agreement on the part of two or more persons binds them jointly and each of them severally; (h) when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day; (i) a reference to time is to Sydney, Australia time; and (j) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Scheme or any part of it.

Gilbert + Tobin Scheme Implementation Deed Schedule 6 | page | 75 Schedule 6 Deed Poll

Gilbert G + Tobin Deed poll CoStar Group, Inc. Andromeda Australia SubCo Pty Limited In favour of each Scheme Shareholder eed oll oStar roup, I . dr eda ustralia Co ty i ited I f ur f ch e r ol r

Gilbert + Tobin Contents Page 1 Defined terms and interpretation 1 1.1 Defined terms 1 1.2 Interpretation 2 1.3 Nature of deed poll 2 2 Conditions 2 2.1 Conditions 2 2.2 Termination 2 2.3 Consequences of termination 2 3 Scheme obligations 2 4 Warranties 3 5 Continuing obligations 3 6 General 4 6.1 Duty 4 6.2 Governing law and jurisdiction 4 6.3 Notices 4 6.4 Waiver 5 6.5 Variation 6 6.6 Cumulative rights 6 6.7 Assignment 6 6.8 Further action 6 Execution page 7

Gilbert + Tobin page | 1 Date: This deed poll is made by 1 CoStar Group, Inc. of 1201 Wilson Boulevard, Arlington, VA 22209, USA (Bidder); and 2 Andromeda Australia SubCo Pty Limited (ACN 684 354 265) of 2 Level 25 100 Miller Street, North Sydney NSW 2060 (Bidder Sub). in favour of 3 each person registered as a holder of Target Shares as at the Scheme Record Date, other than the Excluded Shareholders (Scheme Shareholders) Background A Bidder, Bidder Sub and Domain Holdings Australia Ltd (ACN 094 154 364) of Level 5, 100 Harris Street Pyrmont, NSW 2009, Australia (Target) have entered into the Implementation Deed. B In the Implementation Deed, Bidder and Bidder Sub agreed to make this deed poll. C Bidder and Bidder Sub are executing this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform their obligations under the Implementation Deed and the Scheme. This deed poll provides as follows: 1 Defined terms and interpretation 1.1 Defined terms In this deed poll: (a) Implementation Deed means the scheme implementation deed dated [•] between Target, Bidder and Bidder Sub relating to the implementation of the Scheme; (b) Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders, the form of which is set out in Schedule 6 to the Scheme Implementation Deed (or such other form as agreed in writing by Bidder and Target), subject to any alternations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Bidder and Target; (c) Trust Account means an Australian dollar denominated trust account with an Authorised Deposit-taking Institution operated by Target as trustee for the benefit of the Scheme Shareholders; and (d) unless the context otherwise requires, terms defined in the Implementation Deed have the same meaning when used in this deed poll.

Gilbert + Tobin page | 2 1.2 Interpretation Clause 1.2 of Schedule 1 of the Implementation Deed applies to the interpretation of this deed poll, except those references to ‘this deed’ are to be read as references to ‘this deed poll’. 1.3 Nature of deed poll Bidder and Bidder Sub acknowledge that: (a) this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it; and (b) under the Scheme, from the Effective Date, each Scheme Shareholder irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against Bidder and Bidder Sub. 2 Conditions 2.1 Conditions This deed poll and the obligations of Bidder and Bidder Sub under this deed poll are subject to the Scheme becoming Effective. 2.2 Termination The obligations of Bidder and Bidder Sub under this deed poll to the Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no force or effect if: (a) the Implementation Deed is terminated in accordance with its terms before the Effective Date; or (b) the Scheme is not Effective on or before the End Date, unless Target and Bidder otherwise agree in writing. 2.3 Consequences of termination If this deed poll terminates under clause 2.2, then, in addition and without prejudice to any other rights, powers or remedies available to the Scheme Shareholders: (a) Bidder and Bidder Sub are released from their obligations to further perform this deed poll except those obligations contained in clause 6.1; and (b) each Scheme Shareholder retains the rights and remedies they have against Bidder and Bidder Sub in respect of any breach of this deed poll which occurred before it was terminated. 3 Scheme obligations Subject to clause 2:

Gilbert + Tobin page | 3 (a) Bidder Sub undertakes in favour of each Scheme Shareholder to deposit, or procure the deposit of, in cleared funds into the Trust Account by no later than 5:00pm on the date that is two Business Days before the Implementation Date, an amount equal to the aggregate Scheme Consideration payable to all Scheme Shareholders under the Scheme except that any interest on the amounts deposited (less bank fees and other charges) will be credited to Bidder Sub’s account; (b) Bidder undertakes in favour of each Scheme Shareholder that, in the event Bidder Sub will not or does not fulfill its obligations under clause 3(a), Bidder will perform those obligations as if the references to Bidder Sub in clause 3(a) were references to Bidder; and (c) each of Bidder and Bidder Sub undertakes in favour of each Scheme Shareholder to undertake or procure the undertaking of all other actions, and give each acknowledgement, representation and warranty (if any) attributed to it under the Scheme, in each case, subject to and in accordance with the terms of the Scheme. 4 Warranties Bidder and Bidder Sub represents and warrants in favour of each Scheme Shareholder, in respect of itself, that: (a) it is a corporation validly existing under the laws of its place of incorporation; (b) it has the full capacity, corporate power and lawful authority to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll; (c) it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance by it of this deed poll and to carry out the transactions contemplated by this deed poll; (d) this deed poll is valid and binding on it and is enforceable against it in accordance with its terms; and (e) this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound. 5 Continuing obligations This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until: (a) Bidder and Bidder Sub have fully performed their obligations under this deed poll; or (b) the earlier termination of this deed poll under clause 2.2.

Gilbert + Tobin page | 4 6 General 6.1 Duty Bidder Sub will: (a) pay all duty (including stamp duty and any related fines, penalties and interest) payable in connection with the transfer by the Scheme Shareholders of the Scheme Shares to Bidder Sub pursuant to the Scheme and this Deed Doll; and (b) indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 6.1(a). 6.2 Governing law and jurisdiction (a) This deed poll is governed by the laws in force in New South Wales. (b) Bidder and Bidder Sub irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts competent to determine appeals from those courts in respect of any proceedings arising out of or in connection with this deed poll. Bidder and Bidder Sub irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum. 6.3 Notices (a) Any notice or other communication to Bidder or Bidder Sub in connection with this deed poll must be: (i) in legible writing in English; (ii) signed by or on behalf of the person making the communication or that person’s duly authorised agent; and (iii) given by hand delivery, pre-paid post, or email in accordance with the details set out below: Bidder Address: 1201 Wilson Boulevard, Arlington VA 22209, USA E-mail: generalcounsel@costar.com Attn: Gene Boxer, General Counsel and Corporate Secretary with a copy to Corrs Chambers Westgarth Address: Level 37, Quay Quarter Tower, 50 Bridge Street, Sydney NSW 2000 E-mail: sandy.mak@corrs.com.au / adam.foreman@corrs.com.au Attn: Sandy Mak / Adam Foreman Bidder Sub Address: 1201 Wilson Boulevard, Arlington VA 22209, USA E-mail: generalcounsel@costar.com Attn: Gene Boxer, General Counsel and Corporate Secretary

Gilbert + Tobin page | 5 with a copy to Corrs Chambers Westgarth: Address: Level 37, Quay Quarter Tower, 50 Bridge Street, Sydney NSW 2000 E-mail: sandy.mak@corrs.com.au / adam.foreman@corrs.com.au Attn: Sandy Mak / Adam Foreman (b) Subject to clause 6.3(c), any notice or other communication given in accordance with clause 6.3(a) will be deemed to have been duly given as follows: (i) if delivered by hand, on delivery; (ii) if sent by pre-paid post, on the second Business Day after the date of postage, or if to or from a place outside Australia, on the seventh Business Day after the date of postage; and (iii) if sent by email: (A) when the sender receives an automated message confirming delivery; (B) two hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first. (c) Any notice or other communication that, pursuant to clause 6.3(b), would be deemed to be given other than on a Business Day or after 5:00pm on a Business Day the notice is taken to be received at 9:00am on the following Business Day. 6.4 Waiver (a) Bidder and Bidder Sub may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver. A waiver is limited to the specific instance to which it relates and to the specific purpose for which it is given. (b) No Scheme Shareholder may rely on words or conduct of Bidder or Bidder Sub as a waiver of any right unless the waiver is in writing and signed by Bidder or Bidder Sub, as appropriate. A waiver is limited to the specific instance to which it relates and to the specific purpose for which it is given (c) The meanings of the terms used in this clause 6.4 are set out below. Term Meaning conduct includes a failure or delay in the exercise, or partial exercise, of a right. right any right arising under or in connection with this deed poll (including a breach of, or default under this deed poll) and includes the right to rely on this clause.

Gilbert + Tobin page | 6 waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel. 6.5 Variation A provision of this deed poll or any right created under it may not be varied unless: (a) if before the First Court Date, the variation is agreed to by Target in writing; or (b) if on or after the First Court Date, the variation is agreed to by Target in writing and the Court indicates that the variation would not of itself preclude approval of the Scheme, in which event Bidder and Bidder Sub must enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation. 6.6 Cumulative rights The rights, powers and remedies of Bidder, Bidder Sub and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll. 6.7 Assignment (a) The rights created by this deed poll are personal to Bidder, Bidder Sub and each Scheme Shareholder and must not be dealt with at law or in equity without the prior written consent of Bidder and Bidder Sub. (b) Any purported dealing in contravention of clause 6.7(a) is invalid. 6.8 Further action Bidder and Bidder Sub must, at their own expense, do all things and execute all documents necessary to give full effect to this deed poll and the transactions contemplated by it.

Gilbert + Tobin Execution | page | 7 Execution page Executed as a deed poll Signed, sealed and delivered by CoStar Group, Inc. in accordance with the laws of its jurisdiction of incorporation by: Signature of authorised signatory Name of authorised signatory (print) Signed, sealed and delivered by Andromeda Australia SubCo Pty Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by: Signature of director Signature of director Name of director (print) Name of director (print)

Gilbert + Tobin Scheme Implementation Deed Execution | page | 76 Execution page Executed as a deed. Signed, sealed and delivered by Domain Holdings Australia Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) by: Signature of director Signature of director/secretary Name of director (print) Name of director/secretary (print) Signed, sealed and delivered by CoStar Group, Inc. in accordance with the laws of its jurisdiction of incorporation by: Signature of authorised signatory Name of authorised signatory (print) Signed, sealed and delivered by Andromeda Australia SubCo Pty Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by: Signature of director Signature of director Name of director (print) Name of director (print) Nick Falloon Catriona McGregor

Gilbert + Tobin Scheme Implementation Deed Execution | page | 76 Execution page Executed as a deed. Signed, sealed and delivered by Domain Holdings Australia Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) by: Signature of director Signature of director/secretary Name of director (print) Name of director/secretary (print) Signed, sealed and delivered by CoStar Group, Inc. in accordance with the laws of its jurisdiction of incorporation by: Signature of authorised signatory Name of authorised signatory (print) Signed, sealed and delivered by Andromeda Australia SubCo Pty Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by: Signature of director Signature of director Name of director (print) Name of director (print) Docusign Envelope ID: BA0D0B71-691C-49A9-940C-CC454F037655 Amanda Hite Gene Boxer Jose Rivera